Exhibit 10.1

PORTIONS OF INFORMATION CONTAINED IN THIS AGREEMENT HAVE BEEN
EXCLUDED FROM THIS AGREEMENT BECAUSE THEY ARE BOTH NOT MATERIAL AND
THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
EXCLUDED INFORMATION IS MARKED AS [***] BELOW

Execution Version

ASSET PURCHASE AND SALE AGREEMENT

by and between

PRINCE WILLIAM RNG LLC

and

WASHINGTON GAS LIGHT COMPANY

Dated as of October     , 2023

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS    1
1.1Definitions    1
1.2Construction of Certain Terms and Phrases    12
ARTICLE 2 SALE OF ASSETS AND CLOSING    13
2.1The Sale    13
2.2Liabilities    15
2.3Purchase Price    16
2.4Payment    16
2.5Allocation of Purchase Price    17
2.6Closing    17
2.7Further Assurances; Post-Closing Cooperation    18
2.8Withholding    19
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER    19
3.1Organization and Existence    19
3.2Authority    19
3.3Title and Related Matters    20
3.4No Conflicts    20
3.5Governmental and Third Party Approvals and Filings    20
3.6Reports    20
3.7Taxes    20
3.8Legal Proceedings    21
3.9Compliance with Laws and Orders; Anti-Corruption Matters    21
3.10Real Property    21
3.11Tangible Personal Property    22
3.12Intangible Personal Property    22
3.13Contracts    22
3.14Permits    22
3.15Nature of Purchased Assets    22
3.16Environmental Matters    23
3.17Production of Documents    23
3.18Financial Statements    23
3.19Absence of Certain Changes    24
3.20Bankruptcy    24
3.21Brokers    24
3.22Intellectual Property    24
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER    24
4.1Organization and Existence    24
4.2Authority    25
4.3No Conflicts    25
4.4Governmental and Third Party Approvals and Filings    25
4.5Legal Proceedings    25
4.6Compliance with Laws and Orders    25
4.7Brokers    26
4.8Bankruptcy    26
ARTICLE 5 COVENANTS OF SELLER    26

5.1Acquisition of Real Property    26
5.2Real Property Title Review    26
5.3Continued Development of the Project    27
5.4Access of Buyer    37
5.5Design Drawings    37
5.6Certain Restrictions    38
5.7Notice of Certain Events    38
5.8Uncured Seller EPC Contract Default; Right to Offer to Purchase Project
Assets    39
5.9Cooperation with Financing    40
5.10Real Property    40
5.11No Competing Offers    41
5.12Intellectual Property    41
ARTICLE 6 CONDITIONS PRECEDENT    41
6.1Conditions Precedent    41
6.2Satisfaction of Conditions Precedent    41
ARTICLE 7 CONDITIONS TO CLOSING    41
7.1Conditions to Obligations of Buyer    41
7.2Conditions to Obligations of Seller    44
ARTICLE 8 TAX MATTERS    45
8.1Straddle Period    45
8.2Cooperation    45
8.3Transfer Taxes    46
ARTICLE 9 CERTAIN LIMITATIONS    46
9.1NO OTHER REPRESENTATIONS    46
9.2WAIVER OF DAMAGES    46
ARTICLE 10 INDEMNIFICATION    47
10.1Indemnification by Seller    47
10.2Indemnification by Buyer    47
10.3Indemnification Procedures    48
10.4Survival and Time Limitation    49
10.5Effect of Investigation    50
10.6Sole and Exclusive Remedy    50
ARTICLE 11 TERMINATION AND REMEDIES    50
11.1Termination    50
11.2Effect of Termination    51
ARTICLE 12 CREDIT SUPPORT    51
ARTICLE 13 MISCELLANEOUS    52
13.1Governing Law    52
13.2Consent to Jurisdiction; Waiver of Jury Trial    52
13.3Specific Performance    52
13.4Notices    53
13.5Bulk Sales Act    54
13.6Entire Agreement    54

13.7Expenses    54
13.8Public Announcements    54
13.9Confidentiality    54
13.10Waiver    55
13.11Amendment    55
13.12No Third Party Beneficiary    55
13.13No Assignment; Binding Effect    55
13.14Headings; Construction    55
13.15Invalid Provisions; Severability    55
13.16Attorneys’ Fees    56
13.17Counterparts    56

EXHIBITS

Exhibit A	Pro-Forma Title Policy
Exhibit B	EPC Contract
Exhibit C	Major Permits
Exhibit D	Drawing(s) Showing Interconnect Ownership
Exhibit E	Site Map
Exhibit F	Form of Assignment
Exhibit G	Form of Estoppel Certificate
Exhibit H	Form of Non-Disturbance Agreement
Exhibit I	Form of FIRPTA Certificate
Exhibit J	Form of Estoppel and Consent to Assignment of Warranties
Exhibit K-1	NAESB Base Contract
Exhibit K-2	Transaction Confirmation
Exhibit L	Applicable Laws Relating to the Project
Exhibit M	EPC Contract Score Card
Exhibit N	Technical Deliverables
Exhibit O	Certificate of Mechanical Completion
Exhibit P	Certificate of Substantial Completion
Exhibit Q	Certificate of Final Completion
Exhibit R	Operator Qualification Plan
Exhibit S	Safety and Environment Handbook
Exhibit T	Operations and Maintenance Manual
Exhibit U-1	Fieldnote & As-Built Training Manual

Exhibit U-2	Washington Gas Pipeline Welding Manual
Exhibit U-3	Washington Gas Construction Specifications
Exhibit U-4	Washington Gas Coating Manual
Exhibit U-5	Washington Gas Pipeline Specifications
Exhibit U-6	Washington Gas Standard Drawings
Exhibit U-7	Washington Gas Process Design Criteria
Exhibit V-1	Letter of Credit
Exhibit V-2	Parent Guaranty
Exhibit W	Interconnect Agreement
Exhibit X	Form of Easement

SCHEDULES

Schedule A    Buyer Disclosure Schedule

Section 4.4	Buyer’s Required Consents

Schedule B    Seller Disclosure Schedule

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ASSET PURCHASE AND SALE AGREEMENT

This ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of October , 2023 (the “Effective Date”), is by and between Prince William RNG LLC, a Delaware limited liability company (“Seller”), and Washington Gas Light Company, a Virginia and District of Columbia corporation (“Buyer”). Seller and Buyer are also referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller possesses and controls rights to produce, treat, and condition methane gas generated by the decomposition of organic matter sourced from a landfill in Prince William County, Virginia (“Prince William Landfill”) into Biogas (as defined herein), which Biogas Seller desires to deliver to the system of natural gas pipeline facilities operated by Buyer (the “Pipeline”);

WHEREAS, Seller is in the process of developing, planning and permitting an approximately eight (8) mile pipeline extension (the “Extension”) through which Seller intends to deliver up to four thousand six hundred (4,600) million British thermal units per day of Biogas from the Prince William Landfill to the Pipeline;

WHEREAS, Buyer and Seller desire to establish a new interconnection at which Biogas may be delivered to the Pipeline (as such interconnection and associated facilities are more particularly described and defined below, the “Interconnect”, and collectively with the Extension, the “Project”); and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Project after Final Completion (as defined in this Agreement);

NOW, THEREFORE, in consideration of the mutual covenants, agreements and conditions set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1 DEFINITIONS

1.1Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:

“Advanced Biofuel” has the meaning as set forth in the EPA RFS program (40 C.F.R. § 80.1401), as may be amended from time to time.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise, or ownership of fifty percent (50%) or more of the voting securities of another Person shall create a rebuttable presumption that such Person controls such other Person.

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“Agreement” means this Asset Purchase and Sale Agreement, and the Exhibits and Schedules hereto, as the same shall be amended from time to time.

“Allocation” has the meaning given to it in Section 2.5(a).

“ALTA Survey” means a survey meeting the 2021 Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys, and Items 1, 2, 3, 4, 5, 6A, 6B, 7, 8, 11, 13,
16, 18, 19 and 20 of Table A thereof.

“Alternative Fuel” has the meaning as used in the California LCFS. “Assignment” has the meaning given to it in Section 2.6(b)(i). “Assumed Liabilities” has the meaning given to it in Section 2.2(a).
“Biogas” means pipeline quality Gas derived from the decomposition of organic matter that meets, as applicable: (i) the EPA RFS eligibility requirements as either an Advanced Biofuel or Cellulosic Biofuel; (ii) the California LCFS eligibility requirements as an Alternative Fuel; (iii) the Oregon Clean Fuels Program eligibility requirements as “Biomethane” or “Renewable Natural Gas”; or (iv) such other Green Attribute Program eligibility requirements.

“Books and Records” of any Person means all files, documents, instruments, papers, books, records and data relating to the business, design, engineering, construction, interconnection, operations, condition of (financial or other), results of operations and assets and properties of such Person, including financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, contracts, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

“Business Contracts” has the meaning given to it in Section 2.1(a)(iii).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Manassas, Virginia are authorized or obligated to close.

“Buyer” has the meaning given to it in the introduction to this Agreement. “Buyer Disclosure Schedule” means the schedule attached hereto as Schedule A. “Buyer Indemnified Parties” has the meaning given to it in Section 10.1. “Buyer Offer Price” has the meaning given to it in Section 5.8(a).
“Buyer’s Knowledge” means the actual knowledge after due inquiry of Buyer of any fact, circumstance, or condition, including actual knowledge after due inquiry of underlying facts, circumstances, or conditions that would put a reasonable person on notice of the ultimate fact, circumstance, or condition in question or that would cause a reasonable person to make further due inquiry or investigation; provided that any Person who is a natural person having such actual

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knowledge and who provided information in respect thereof in accordance with this Agreement shall have no personal liability to Seller in connection therewith.

“Buyer’s Required Consents” means the consents, approvals and filings specified on Section 4.4 of the Buyer Disclosure Schedule.

“Buyer’s Title Policy” means an ALTA extended coverage title insurance policy applicable to the Real Property including, as exceptions to coverage only, Permitted Liens, providing for coverage in the aggregate amount of the Purchase Price, and containing such endorsements as Buyer may require, including, if and to the extent required by Buyer, those endorsements listed on Exhibit A.

“California LCFS” means the regulations promulgated by CARB (Cal. Code Regs. tit. 17,
§§ 95480 – 95503), as may be amended from time to time) applying to any transportation fuel that is sold, supplied, or offered for sale in California.

“Cap Amount” has the meaning given to it in Section 10.1(c).

“CARB” means the California Air Resources Board, or its successor agency.

“Cellulosic Biofuel” has the meaning set forth in the EPA RFS program (40 C.F.R. § 80.1401), as may be amended from time to time.

“Certificate of Final Completion” has the meaning given to it in Section 5.3(j)(xii). “Certificate of Mechanical Completion” has the meaning given to it in Section 5.3(h)(vi). “Certificate of Substantial Completion” has the meaning given to it in Section 5.3(i)(xi). “Claim Notice” has the meaning given to it in Section 10.3(a).
“Closing” means the closing of the transactions contemplated by this Agreement, as described in Section 2.6.

“Closing Date” has the meaning given to it in Section 2.6(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Defect” and “Defects” mean any defect in design, plans, application, engineering, materials, installation, construction or workmanship of the Work, including any defect due to a failure to comply with the requirements of this Agreement and the EPC Contract, including, without limitation, the EPC Contract Score Card and the Technical Deliverables.

“Designated Person” means a Person that appears on any list issued by the United States, the European Union, the World Bank Debarred List, the United Nations or other international organization with respect to money laundering, corruption, terrorism financing, drug trafficking, economic or arms embargoes or other related illicit activity.

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“Diverse Spend Target” has the meaning given to it in Exhibit B. “Draft Manuals” has the meaning given to it in Section 5.5(b). “Easement Agreements” has the meaning given to it in Section 5.1.
“Effective Date” has the meaning given to it in the introduction to this Agreement.

“Environmental Laws” means all Laws relating to (i) facility siting, land use and environmental matters, including current or future conservation restrictions, conditional use permits or special exceptions and other land use and environmental regulations of any Governmental Authority; (ii) the control of any pollutant, or protection of the air, water, or land;
(iii) pipeline safety matters, including the Pipeline Safety Act, 49 U.S.C. § 60101 et seq. and applicable Virginia state pipeline safety laws such as regulations, orders, and directives issued by the SCC; (iv) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) exposure to hazardous, toxic or other harmful substances; (v) the regulation of renewable fuels or environmental attributes; and (vi) the protection or enhancement of the environment, natural resources or protected species, including the National Environmental Policy Act, 42 U.S.C. § 4231 et seq., as amended; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., as amended; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., as amended; the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended; the Oil Pollution Act of 1990, 33
U.S.C. §2701 et seq., as amended; the Safe Drinking Water Act, 42 U.S.C. § 1251 et seq., as amended; and any regulations of the Department of Environmental Quality of the Commonwealth of Virginia.

“Environmental Liabilities” means any and all Losses with respect to the Purchased Assets, the Project, or the Site (i) incurred or imposed (A) pursuant to any order, notice of responsibility or violation, directive, injunction, judgment, or similar act (including settlements) by any Governmental Authority to the extent arising out of or under Environmental Laws; or (B) pursuant to any claim or cause of action by a Governmental Authority or other third Person for loss of life, personal injury, property damage, damage to natural resources, or remediation or response costs to the extent arising out of or attributable to any violation of, or any remedial obligation under, any Environmental Law or caused by the presence or Release of Hazardous Materials at, on, in, under, adjacent to or migrating from, or related to the Site, including Hazardous Materials contained in building materials at the Site or in the air, soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Site or off-site disposal location; or (ii) otherwise arising under or related to Environmental Laws, including any Loss relating to (A) any violation or alleged violation of an Environmental Law relating to the Purchased Assets, the Project, or the Site; and (B) the investigation and/or remediation of Hazardous Materials that are Released at, on, in, under, adjacent to or migrating from the Site, including Hazardous Materials contained in building materials at the Site or in the air, soil, surface water, sediments, groundwater, landfill cells, in other environmental media at or adjacent to the Site, or off-site disposal locations.

“EPA” means the United States Environmental Protection Agency, or its successor agency.

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“EPA RFS” means Renewable Fuel Standard established by the Environmental Protection Agency (40 C.F.R (§§ 80.1400 - 80.1474), as may be amended from time to time.

“EPC Contract” means the engineering, procurement, and construction agreement for the Project to be entered into between the EPC Contractor and Seller, substantially in the same form set forth at Exhibit B.

“EPC Contract Score Card” means the feedback Buyer provides to Seller in connection with the procurement, design, engineering and construction of the Project in accordance with the requirements of this Agreement, which feedback shall take into consideration the subject matter parameters and requirements set forth on Exhibit M.

“EPC Contract Warranty” has the meaning given to it in Section 5.3(l). “EPC Contractor” means the counterparty to Seller under the EPC Contract.
“EPC Contractor Diversity Requirements” has the meaning given to it in Exhibit B. “Equipment” has the meaning given to it in the EPC Contract.
“Estoppel Agreements” has the meaning given to it in Section 5.10(b).

“Excluded Assets” means all assets and properties of Seller and its Affiliates other than the Purchased Assets.

“Extension” has the meaning given to it in the Recitals.

“Final Completion” has the meaning given to it in Section 5.3(j).

“Final Completion Criteria” has the meaning given to it in Section 5.3(j). “Final Manuals” has the meaning given to it in Section 5.3(j)(x).
“Final Order” means a final Order after all opportunities for rehearing are exhausted that has not been further revised, stayed, enjoined, set aside, annulled or suspended, with respect to which any required waiting period has expired, and as to which all conditions to effectiveness prescribed therein or otherwise by Law, regulation or Order have been satisfied.

“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the specified period and in the immediately prior comparable period.

“Gas” shall mean any mixture of hydrocarbons and noncombustible gases in a gaseous state, including Biogas, consisting primarily of methane.

“Government Official” means any officer or employee or immediate family member of an officer or employee of a Governmental Authority, any person acting in an official capacity for or on behalf of a Governmental Authority, or any candidate for public office or representative of a political party.

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“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision—including for the avoidance of doubt, the FERC, the SCC, and any other applicable regulatory authority—having jurisdiction over a Party, the Affiliates of a Party, this Agreement or the subject matter covered hereby, the Prince William Landfill, the Pipeline, or the Project, as applicable.

“Green Attributes” means any and all environmental attributes, including but not limited to Lifecycle Greenhouse Gas Emissions, associated with the use of Gas.

“Green Attribute Program” means any federal, state or local program for Greenhouse Gas emission reductions that is established, certified, maintained, or recognized by any international, governmental (including U.N., U.S. federal, state, or local agencies), or non-governmental agency from time to time.

“Greenhouse Gas” means carbon dioxide (CO2), methane (CH4), nitrous oxide (N2O), hydrofluorocarbons, perfluorocarbons, sulphur hexafluoride, or any other substance or combination of substances that may become regulated or designated as Greenhouse Gases under any federal, state or local law or regulation, or any emission reduction registry, trading system, or reporting or reduction program for Greenhouse Gas emission reductions that is established, certified, maintained, or recognized by any international, governmental (including U.N., U.S. federal, state, or local agencies), or non-governmental agency from time to time, in each case measured in increments of one metric tonne of carbon dioxide equivalent.

“Hazardous Material” means, individually or collectively, any “pollutant or contaminant”, “hazardous substance”, petroleum or petroleum products, “asbestos-containing material”, polychlorinated biphenyls, per- and polyfluoroalkyls, “solid waste”, or any other substance, material, or waste that is defined or regulated as radioactive, toxic, hazardous or deleterious under Environmental Laws.

“Indemnified Party” has the meaning given to it in Section 10.3(a). “Indemnifying Party” has the meaning given to it in Section 10.3(a).
“Independent Accounting Firm” means a national accounting firm which is independent as to both Buyer and Seller and their respective Affiliates as of the date of selection as mutually agreed by Buyer and Seller.
“Intangible Personal Property” has the meaning given to it in Section 2.1(a)(vi). “Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names, trade name rights, service marks and service mark rights, service names and service name rights, domain names, inventions, copyrights and copyright rights and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

“Interconnect” means the interconnect facilities at which Seller’s Biogas production from the Prince William Landfill is delivered to the Pipeline.

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“Interconnect Agreement” means that certain Interconnect Agreement to be entered into by and between Seller and Buyer on the Closing Date, which is attached at Exhibit W hereto.

“Landowner” has the meaning given to it in Section 5.10(b). “Landowner Consents” has the meaning given to it in Section 5.10(b).
“Law” means all laws, statutes, rules, regulations, ordinances, and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

“Letter of Credit” means one or more irrevocable, non-transferrable standby letter(s) of credit required to be provided by Seller under the Interconnect Agreement in a form substantially similar to the form attached at Exhibit V-1 hereto.

“Liabilities” means all indebtedness, obligations, and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether direct or indirect, or due or to become due).

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, title defect, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

“Lifecycle Greenhouse Gas Emissions” means the aggregate quantity of Greenhouse Gas emissions (including direct emissions and significant indirect emissions from land use changes), as specified in the EPA RFS, California LCFS, or other relevant Green Attribute Program, related to the full fuel lifecycle, including all stages of fuel and feedstock production and distribution, from feedstock generation or extraction through the distribution and delivery and use of the finished fuel to the ultimate consumer, where the mass values for all greenhouse gases are adjusted to account for their relative global warming potential.

“Losses” means any and all claims, Liabilities, losses, causes of action, Taxes, fines, penalties, litigation, lawsuits, administrative proceedings, administrative investigations, costs, and expenses, including reasonable attorneys’ fees, court costs and other costs of suit.

“Major Permits” means those Permits identified on Exhibit C. “Material Title Defect” has the meaning given to it in Section 5.2. “Mechanical Completion” has the meaning given to it in Section 5.3(h).
“Mechanical Completion Criteria” has the meaning given to it in Section 5.3(h).

“NAESB Base Contract” means that certain Base Contract for the Sale and Purchase of Natural Gas and the Special Provisions attached thereto, in each case to be entered into between Seller and Buyer on the Closing Date, which is attached at Exhibit K-1 hereto.

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“Non-Disclosure Agreement” means that certain Non-Disclosure Agreement between Seller and Buyer dated as of July 24, 2023.

“Non-Disturbance Agreements” has the meaning given to it in Section 5.10(b). “Notice to Proceed” has the meaning given to it in the EPC Contract.
“Offer Right” has the meaning given to it in Section 5.8.

“Offer Right Notice” has the meaning given to it in Section 5.8(a).
“Operator Qualification Rule” has the meaning given to it in Section 5.3(g)(vii)(D). “Order” means any writ, judgment, decree (including consent decrees), injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

“Oregon Clean Fuels Program” or “Oregon CFP” means the regulations promulgated by the Oregon DEQ (OAR 340-253000, et seq., as may be amended from time to time) applying to any transportation fuel that is produced in or imported into Oregon.

“Oregon DEQ” means the Oregon Department of Environmental Quality, or successor agency.

“Organizational Documents” means, with respect to any Person that is not a natural person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, operating agreement, or such other organizational documents of such Person.

“Outside Date” has the meaning given to it in Section 11.1(f).

“Parent Guaranty” means a guaranty from Opal Fuels, Inc. (or such other guarantor approved in writing by Buyer, which approval may be given or withheld in Buyer’s sole reasonable discretion) required to be provided by Seller under the Interconnect Agreement in a form substantially similar to the form attached at Exhibit V-2 attached hereto.
“Party” or “Parties” has the meaning given to it in the introduction to this Agreement. “Permits” means all licenses, permits, certificates, authorizations, approvals, registrations, franchises, entitlements and similar consents granted or issued by any Governmental Authority.

“Permitted Lien” means: (i) those exceptions to title to the Real Property set forth on Schedule B Part II to the final form of Buyer’s Title Policy as amended, marked up, endorsed and delivered at the Closing in accordance with Section 7.1(o); (ii) any Lien for Taxes not yet due or delinquent but only to the extent such Liens have been properly reserved for and reflected as a current liability (in accordance with GAAP) on Seller’s financial statements; (iii) any statutory Lien, including Liens of carriers, warehousemen, mechanics and materialmen and the Project’s landlord, in each case, arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent or which is being contested in good faith by Seller;

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and (iv) existing zoning, entitlement, conservation restriction and other land use and environmental regulations of any Governmental Authority.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Prohibited Payment” means any offer, gift, payment, promise to pay or authorization of the payment of any money or anything of value, directly or indirectly, to a Government Official, including for the use or benefit of any other Person, to the extent that one knows or has reasonable grounds for believing that all or a portion of the money or thing of value that was given or is to be given to such other Person will be paid, offered, promised, given or authorized to be paid by such other Person, directly or indirectly, to a Government Official, for the purpose of (i) influencing any act or decision of the Government Official in his official capacity, (ii) inducing such Government Official to do or omit to do any act in violation of his lawful duty, (iii) securing any improper advantage or (iv) inducing such Government Official to use his influence with a non-
U.S. government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist in obtaining or retaining business or in directing business to either Party.

“Prohibited Transaction” means receiving, transferring, transporting, retaining, using, structuring, diverting or hiding the proceeds of any criminal activity whatsoever, including (i) drug trafficking, (ii) fraud and bribery of a Government Official, (iii) engaging or becoming involved in, financing or supporting (financially or otherwise), sponsoring, facilitating or giving aid to any terrorist person, activity or organization and (iv) participating in any transaction or otherwise conducting business with a Designated Person.

“Project” means the Extension and the Interconnect facilities that will be owned by Buyer as of the Closing Date (as described in the Interconnect Agreement and set forth on Exhibit D).

“Project Agreements” means, collectively, this Agreement, the EPC Contract, the Interconnect Agreement, the NAESB Base Contract, the Transaction Confirmation, the Assignment, the Non-Disturbance Agreements, and the Non-Disclosure Agreement.

“Project Assets” has the meaning given to it in Section 5.8.

“Project Books and Records” has the meaning given to it in Section 2.1(a)(v).

“Project Material Adverse Effect” means any event(s), change(s), occurrence(s), effect(s), fact(s) or circumstance(s) affecting the Project that is, or in the aggregate are, materially adverse to the business, assets, prospects, operations or conditions (financial or otherwise) of the Project, including with respect to: (i) the prospects for timely development, financing, permitting, construction, operation, or interconnection of the Project in accordance with the cost parameters and milestone dates set forth in the Project Agreements; and (ii) the ability of the EPC Contractor to timely and fully perform in all respects all of its obligations under the EPC Contract.

“Project Permits” has the meaning given to it in Section 2.1(a)(iv).

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“Prudent Industry Practices” has the meaning has the meaning given to it in the EPC Contract.

“Punch List” has the meaning given to it in Section 5.3(i)(ix). “Purchase Price” has the meaning given to it in Section 2.3. “Purchased Assets” has the meaning given to it in Section 2.1(a).
“Purchaser Representative” has the meaning given to it in the EPC Contract. “Purchaser Requirements” has the meaning given to it in the EPC Contract.
“Real Property” means those interests in the Site owned by Seller, or to be acquired by Seller in accordance with Section 5.1, as listed on Section 2.1(a)(i) of the Seller Disclosure Schedule.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, sediment, surface water, ground water, wetlands, land, or subsurface strata.

“Representatives” means, with respect to a Party, such Party’s officers, employees, counsel, accountants, financial advisors, consultants, and other advisors, and those of its Affiliates, in each case with respect to the transactions contemplated by this Agreement.

“Retained Liabilities” has the meaning given to it in Section 2.2(b).

“Schedules” means the schedules of Seller and Buyer attached to this Agreement. “Seller” has the meaning given to it in the introduction to this Agreement. “Seller Disclosure Schedule” means the schedule attached hereto as Schedule B. “Seller Indemnified Parties” has the meaning given to it in Section 10.2(a).
“Seller’s Knowledge” means the actual knowledge after due inquiry of the Seller or its Affiliates of any fact, circumstance or condition, including actual knowledge after due inquiry of underlying facts, circumstances or conditions that would put a reasonable person on notice of the ultimate fact, circumstance or condition in question or that would cause a reasonable person to make further due inquiry or investigation; provided that any Person who is a natural person having such actual knowledge and who provided information in respect thereof in accordance with this Agreement shall have no personal liability to Buyer in connection therewith.

“Seller’s Required Consents” means the consents, approvals and filings specified on Section 3.5 of the Seller Disclosure Schedule.

“SCC” means the Virginia State Corporation Commission.

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“SCC Approval Deadline” means two hundred forty (240) days after the day that Buyer files its application for necessary SCC approvals, unless waived or extended by Buyer in its sole discretion.

“Site” means the real property on which the Project is located and that is conveyed by Seller to Buyer under this Agreement (as set out in, and defined by reference to, Exhibit E)

“Specified Representations” has the meaning given to it in Section 10.4. “Straddle Period” has the meaning given to it in Section 8.1. “Substantial Completion” has the meaning given to it in Section 5.3(i).
“Substantial Completion Criteria” has the meaning given to it in Section 5.3(i). “Substantial Completion Date” has the meaning given to it in Section 5.3(i)(xiv). “Tangible Personal Property” has the meaning given to it in Section 2.1(a)(ii).
“Tax” or “Taxes” means (i) all taxes, charges, fees, levies or other assessments imposed by any Governmental Authority, including income, gross receipts, excise, property, sales, use, stamp, documentary, filing, business and occupation, real estate excise, recording, transfer, conveyance, real estate, stock transfer, franchise, payroll, withholding, social security or other taxes or fees, including any interest, penalties or additions to tax attributable thereto and (ii) any Liability with respect to payments of a type described in clause (i) above (A) as a result of a Person being a member (or treated as being a member) of any consolidated, combined, affiliated or unitary tax group or (B) as a result of any obligation arising under any Tax sharing arrangement or Tax indemnity, in each case as described in clauses (i) and (ii), whether imposed or assessed directly on a Person (or the business, assets, operations or items of income, gain or losses of Person), or as a transferee, successor, by contract or otherwise.

“Tax Proceeding” has the meaning given to it in Section 8.2.

“Tax Returns” means any return, report, claim for refund, information return or other document (including any related or supporting information) filed or supplied to any taxing authority with respect to Taxes including any Tax return filed on a consolidated, combined, affiliated or unitary basis.

“Technical Deliverables” has the meaning given to it in Section 5.5(d). “Third Party” has the meaning given to it in Section 10.3(a). “Threshold Amount” has the meaning given to it in Section 10.1(b). “Title Commitment” has the meaning given to it in Section 5.2.
“Title Company” means a national title insurance company reasonably acceptable to
Buyer.

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“Title Exception Documents” has the meaning given to it in Section 5.2.

“Transaction Confirmation” means that certain Transaction Confirmation to the NAESB Base Contract to be entered into between Seller and Buyer on the Closing Date, which is attached at Exhibit K-2 hereto.

“Transfer Taxes“ means any real property transfer, recordation, documentary, filing or gains tax or fee (including, for the avoidance of doubt, any tax or fee imposed by Chapter 8 or Chapter 38, Article 1 of Title 58.1 of the Code of Virginia), stamp tax, stock transfer tax, sales tax, use tax, value-added tax or other similar Taxes levied by any Governmental Authority in connection with the sale by Seller and the purchase by Buyer of the Purchased Assets as contemplated by this Agreement.

“Uncured Seller EPC Contract Default” has the meaning given to it in Section 5.7(a)(ii). “Warranty Period” has the meaning given to it in Section 5.3(l).
“WGL Manuals” has the meaning given to it in Section 5.3(g)(vii)(K). “WGL OQ Plan” has the meaning given to it in Section 5.3(g)(vii)(D). “Work” has the meaning given to it in the EPC Contract.
1.2Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires:

(a)the words “herein,” “hereunder” and “hereof” refer to the provisions of this Agreement and a reference to a recital, Article, Section, subsection, paragraph or attachment is a reference to a recital, Article, Section, subsection, paragraph or attachment to this Agreement unless otherwise stated;

(b)references to this Agreement, or any other agreement or instrument, includes any Schedule, Exhibit, annex or other attachment thereto;

(c)a reference to a paragraph also refers to the subsection in which it is contained and a reference to a subsection refers to the Section in which it is contained;

(d)a reference to this Agreement, any other agreement or an instrument or any provision of any of them includes any amendment, variation, restatement or replacement of this Agreement or such other agreement, instrument or provision, as the case may be;

(e)a reference to a statute or other law (including any Law) or a provision of any of them includes all regulations, rules, subordinate legislation and other instruments issued or promulgated thereunder as in effect from time to time and all consolidations, amendments, re- enactments, extensions or replacements of such statute, law or provision;

(f)the singular includes the plural and vice versa;

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(g)a reference to a Person includes a reference to the Person’s executors and administrators (in the case of a natural person) and successors, substitutes (including Persons taking by novation) and permitted assigns;

(h)words of any gender shall include the corresponding words of the other gender;

(i)“including” means “including, but not limited to” and “including, without limitation”, and other forms of the verb “to include” are to be interpreted similarly;

(j)references to “or” shall be deemed to be disjunctive but not necessarily exclusive (i.e., unless the context dictates otherwise, “or” shall be interpreted to mean “and/or” rather than “either/or”);

(k)where a period of time is specified to run from or after a given day or the day of an act or event, it is to be calculated exclusive of such day; and where a period of time is specified as commencing on a given day or the day of an act or event, it is to be calculated inclusive of such day;

(l)if the time for performing an obligation under this Agreement expires on a day that is not a Business Day, the time shall be extended until that time on the next Business Day;

(m)a reference to (i) a day (other than a Business Day) is a reference to a calendar day, (ii) a month is a reference to a calendar month and (iii) a year is a reference to a calendar year;

(n)where a word or phrase is specifically defined, other grammatical forms of such word or phrase have corresponding meanings;

(o)a reference to time is a reference to the time in effect in Manassas, Virginia on the relevant date; and

(p)all accounting terms used but not defined herein have the meanings given to them under GAAP as consistently applied by the Person to which they relate.

ARTICLE 2
SALE OF ASSETS AND CLOSING

2.1The Sale.

(a)On the terms and subject to the conditions set forth in this Agreement, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, at the Closing, free and clear of all Liens other than Permitted Liens, one hundred percent (100%) of Seller’s interest in, to and under the following assets and properties of Seller (the “Purchased Assets”):

(i)Real Property. All interests in Real Property of Seller, including all buildings, structures, fixtures and other improvements now or hereafter owned by Seller thereon, including the leases and easements described in Section 3.10(a) of the Seller

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Disclosure Schedule, together with all of Seller’s right, title, and interest in and to the appurtenances pertaining thereto;

(ii)Tangible Personal Property. All machinery, equipment and other personal property, if any, constituting the Project (including the Extension and the portions of the Interconnect shown at Exhibit D) or owned and held by Seller for incorporation into the Project, including such property listed on Section 3.11 of the Seller Disclosure Schedule, and all warranties against manufacturers or vendors relating thereto, to the extent that such warranties are freely transferable (the “Tangible Personal Property”);

(iii)Business Contracts. All contracts, agreements and personal property leases relating exclusively to or necessary in connection with the development, design, engineering, construction, interconnection, ownership or operation of the Project and the Purchased Assets (other than the Project Permits), which are more particularly set forth on Section 3.13 of the Seller Disclosure Schedule (the “Business Contracts”);

(iv)Project Permits. All Permits owned or held by Seller at the time of Closing, and (to the extent Buyer has waived the Condition Precedent set forth at Section 6.1(a)) all Permits for which applications that have been made by Seller are pending at the time of Closing, in either case which pertain to the development, design, engineering, construction, interconnection, ownership and operation of the Project, including the Major Permits (the “Project Permits”);

(v)Project Books and Records. All Books and Records, Tax Returns and related workpapers (other than Tax Returns related to income Taxes of Seller), operating, safety and maintenance manuals, engineering design plans, specifications, inspection, testing, procedures and similar items of Seller relating specifically to the development, design, engineering, construction, interconnection, ownership and operation of the Project (the “Project Books and Records”);

(vi)Intangible Personal Property. All Intellectual Property and all technology, computer software programs and applications, databases, computer files and intangible information or materials relating exclusively to or necessary in connection with the development, design, engineering, construction, interconnection, ownership or operation of the Project and the Purchased Assets (collectively, the “Intangible Personal Property”);

(vii)Incidental Assets. All of Seller’s right, title, and interest in and to all storage or warehouse receipts, bills of lading, certificates of title and documents, insofar as the same are used in, related primarily to or are necessary for the development, design, engineering, construction, interconnection, ownership, and operation of the Project; and

(viii)Claims and Other Rights. All rights, claims, causes of action, rights of recovery, remedies, refunds, abatements, variances, defenses, rights of setoff, rights of recoupment, rights to payment or to enforce payment, credits, accounts and causes of action (including indemnity, contribution, reimbursement, warranty and similar claims) associated with or related to (i) the Purchased Assets (including the Tangible Personal

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Property) or (ii) the Assumed Liabilities, other than any related to the period prior to the Closing Date (to the extent they do not affect the use or value of the Purchased Assets after the Closing Date), including any avoidance actions retained by Seller herein.

2.2Liabilities.

(a)Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment, and delivery of the Purchased Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume and agree to pay, perform, and discharge when due, one hundred percent (100%) of the following Liabilities pertaining to the Purchased Assets (the “Assumed Liabilities”):

(i)Obligations in Respect of the Real Property and Tangible Personal Property. All Liabilities of Seller incurred in respect of the Real Property or in respect of the ownership or operation of the Tangible Personal Property, if any, arising and to be performed on or after the Closing Date, and excluding any such Liabilities arising or to be performed prior to the Closing Date (including as set forth in the warranty of title in Section 3.3(a) and the related indemnity obligation in Section 10.1(a)(i));

(ii)Liabilities under Business Contracts and Project Permits. All Liabilities of Seller under the Business Contracts and Project Permits arising and to be performed on or after the Closing Date, and excluding any such Liabilities arising or to be performed prior to the Closing Date; and

(iii)Environmental Liabilities. All Environmental Liabilities, whether such Liability or Loss is known or unknown, contingent or accrued, to the extent such Environmental Liabilities arise from a condition or event occurring on or after the Closing Date, excluding any Environmental Liabilities attributable to (x) the Release of Hazardous Materials or transportation, treatment or disposal of Hazardous Materials at an off-site disposal location occurring prior to the Closing Date and (y) the Prince William Landfill whether occurring before, on or after the Closing Date or Seller’s operations or activities on or after the Closing Date; provided, however that nothing set forth in this Section 2.2(a)(iii) shall require Buyer to assume any Liability for payment of any fines, penalties, or compliance actions or orders imposed by a Governmental Authority to the extent such Liabilities arise out of or relate to acts or omissions of Seller, its Affiliates, or its contractors, subcontractors or agents.

(b)Retained Liabilities. The Parties agree that any Liabilities and obligations not described in Section 2.2(a) are not part of the Assumed Liabilities and Buyer shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability with respect to, any other Liabilities of Seller or its Affiliates (the “Retained Liabilities”). In particular, the Buyer shall not have any liability or obligation with respect to any of the following (each of which are, for the avoidance of doubt, Retained Liabilities):

(i)Pre-Closing Liabilities. Any Liabilities of Seller or its Affiliates arising prior to the Closing (including any such Liabilities arising prior to, but to be performed after, the Closing), including on account of any breach by Seller or any such

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Affiliate of any term, covenant or provision of any Business Contract, including any Liabilities or other obligation to any contractor, vendor, laborer, or materialman under or in connection with any Business Contract and any Liabilities arising in connection with, or Liens on, the Real Property or the Project, arising prior to the Closing;

(ii)Excluded Assets. Any Liabilities or other obligations resulting from, arising out of or relating to the Excluded Assets or the ownership, possession, use or operation of any business conducted therewith or therefrom at any time;

(iii)Environmental Liabilities. All Environmental Liabilities, whether such Liability or Loss is known or unknown, contingent or accrued, to the extent such Environmental Liabilities arise from a condition or event occurring prior to the Closing Date, including any Environmental Liabilities attributable to (x) the Release of Hazardous Materials or transportation, treatment or disposal of Hazardous Materials at an off-site disposal location occurring prior to the Closing Date and (y) the Prince William Landfill whether occurring before, on or after the Closing Date or Seller’s operations or activities on or after the Closing Date; provided, however that this Section 2.2(b)(iii) shall in all events require Seller to retain any Liability for payment of any fines, penalties, or compliance actions or orders imposed by a Governmental Authority to the extent such Liabilities arise out of or relate to acts or omissions of Seller, its Affiliates, or its contractors, subcontractors or agents;

(iv)Employees. All Liabilities or other obligations associated with, related to or arising with respect to any current or former employees of Seller, its Affiliates, and Seller or Seller’s Affiliates’ contractors or subcontractors, regardless of whether arising before or after the Closing Date;

(v)Liens. Any Liabilities or other obligations associated with, related to or arising from any Liens for Taxes and any statutory Liens included within the definition of Permitted Liens by virtue of clauses (ii) and (iii) thereof; and

(vi)Taxes. (A) All Liabilities for Taxes imposed upon Seller or any Affiliate of Seller, (B) all Liabilities for Taxes that relate to the ownership or operation of the Purchased Assets or the Project with respect to any Tax period (or pre-Closing portion of any Straddle Period) ending on or prior to the Closing Date (including any property Taxes (or any similar Taxes) assessed with respect to such Tax period), (C) any Taxes that relate to operations of Seller other than the operation of the Project or to assets of Seller other than the Purchased Assets, (D) any other Taxes of Seller that become the responsibility of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by contract or Law; and (E) any Transfer Taxes required to be borne by Seller pursuant to Section 8.3.

2.3Purchase Price. The aggregate purchase price for the Purchased Assets shall be an amount equal to Twenty Five Million Dollars (US $25,000,000.00) (the “Purchase Price”).

2.4Payment. On the Closing Date, Buyer shall pay Seller an amount equal to the Purchase Price by wire transfer of immediately available United States funds to such account as

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Seller may direct by written notice delivered to Buyer by Seller at least two (2) Business Days before the Closing Date.

2.5Allocation of Purchase Price.

(a)Seller and Buyer shall use commercially reasonable efforts to agree upon the allocation of the consideration (including liabilities assumed by Buyer and any other items treated as consideration for Tax purposes) paid by Buyer among the Purchased Assets within sixty
(60) days after the Closing Date in a manner consistent with the requirements of section 1060 of the Code (the “Allocation”). Each Party agrees (i) to complete jointly and to file separately Form 8594 with its federal income Tax Return consistent with the Allocation for the tax year in which the Closing Date occurs; and (ii) that no Party shall take a position on any Tax Return, or before any Governmental Authority in connection with the examination of such Tax Return or in any subsequent judicial proceeding, that is in any manner inconsistent with the terms of the Allocation without the prior written consent of the other Party.

(b)If Seller and Buyer are unable to agree upon the Allocation within sixty (60) days after the Closing Date, Seller and Buyer shall refer the matter to an Independent Accounting Firm, which shall determine the Allocation (including any valuations). The Independent Accounting Firm shall be instructed to deliver to Seller and Buyer a written determination of the Allocation within twenty (20) Business Days from the date of referral thereof to the Independent Accounting Firm. For purposes of this Section and whenever the Independent Accounting Firm is retained to resolve a dispute between the Parties, the Independent Accounting Firm may determine the issues in dispute following such procedures, consistent with the provisions of this Agreement, as it deems appropriate in the circumstances and with reference to the amounts in issue. The Parties do not intend to impose any particular procedures upon the Independent Accounting Firm, it being the desire of the Parties that any such disagreement shall be resolved as expeditiously and inexpensively as reasonably practicable. Except in the case of manifest error, the finding of such Independent Accounting Firm shall be final and binding on the Parties hereto. Seller and Buyer shall share equally the fees and disbursements of the Independent Accounting Firm.

2.6Closing.

(a)The Closing shall take place at the offices of Baker Botts, L.L.P., at 910 Louisiana St., Houston, Texas 77002, or at such other place as the Parties shall mutually agree, at 10:00 A.M. local time, on the third Business Day following the day on which the last of the conditions in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) have been either satisfied or waived by the Party entitled to waive such condition(s) as applicable, or such other date as Buyer and Seller mutually agree in writing (the date on which the Closing actually occurs being referred to as the “Closing Date”).

(b)Simultaneously, on the Closing Date, each of Buyer and Seller shall deliver to the other Party the following:

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(i)duly executed originals of the Assignment, Bill of Sale and Conveyance substantially in the form of Exhibit F hereto (the “Assignment”);

(ii)duly executed originals of the NAESB Base Contract;

(iii)duly executed originals of the Transaction Confirmation;

(iv)duly executed originals of the Interconnect Agreement;

(v)the certificates and other agreements, documents and instruments such Party is required to deliver under Section 7.1 and Section 7.2, as applicable;

(vi)such other closing documents as are customarily delivered at or in connection with the closing of transactions of the type contemplated by this Agreement, as may be reasonably necessary; and

(vii)any necessary notices of transfer with respect to Permits.

(c)If a Party is required to deliver to the other Party a duly executed original of any Project Agreement or other agreement, document, or instrument at the Closing in accordance with Section 2.6(b) (including by reference Section 7.1 and Section 7.2), and if such duly executed original is delivered by e-mail, facsimile, PDF, or other electronic transmission in accordance with Section 13.17, then, promptly following the Closing, such Party shall deliver to the other Party, by nationally recognized express courier service, two (2) duly executed originals of the signature page(s) to each such Project Agreement, other agreement, document, or instrument, as applicable.

2.7Further Assurances; Post-Closing Cooperation.

(a)Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at either Party’s request and without further consideration, the other Party shall execute and deliver to the requesting Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as the requesting Party may reasonably deem necessary or desirable in order more effectively (i) to transfer, convey and assign to Buyer, and to confirm Buyer’s title to, all of the Purchased Assets (free and clear of all Liens, other than Permitted Liens); (ii) to the fullest extent permitted by applicable Law, to put Buyer in actual possession of the Purchased Assets and to assist Buyer in exercising all rights with respect thereto; and (iii) to otherwise consummate the transactions contemplated by this Agreement and the other Project Agreements.

(b)Following the Closing, each Party shall afford the other Party, its counsel and its accountants, during normal business hours, reasonable access (at the requesting Party’s cost and expense and at a location reasonably determined by the non-requesting Party) to the Books and Records relating to the Project in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting Party in connection with (i) the preparation of Tax Returns;
(ii) the determination or enforcement of rights and obligations under this Agreement;
(iii) compliance with the requirements of any Governmental Authority; (iv) the determination or

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enforcement of the rights and obligations of any Indemnified Party; or (v) in connection with any actual or threatened action or proceeding. Further, each Party agrees, for the period commencing on the Closing Date and ending on the sixth (6th) anniversary thereof, not to destroy or otherwise dispose of any such Books and Records unless such Party shall first offer in writing to surrender such Books and Records to the other Party and such other Party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

(c)If, in order to properly prepare documents or reports required to be filed with Governmental Authorities other than Tax Returns, or its financial statements or to fulfill its obligations hereunder, it is necessary that a Party be furnished with additional information, documents or records relating to the Project not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other Party, such other Party shall use commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s request, cost and expense. Any information obtained by such Party in accordance with this paragraph shall be held confidential by such Party in accordance with Section 13.9.

Notwithstanding anything to the contrary contained in this Section 2.7, if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with paragraphs (b) or (c) of this Section 2.7 shall be subject to applicable rules relating to discovery.

2.8Withholding. Buyer shall be entitled to deduct or withhold from any amounts payable pursuant to this Agreement to any Person such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or non-U.S. Tax law. To the extent that amounts are so withheld by Buyer, they shall be paid over to the appropriate Governmental Authority, and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Buyer.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing, as follows:

3.1Organization and Existence. Seller is a limited liability company duly formed and validly existing under the Laws of the State of Delaware and has all requisite power and authority to own, use, and, as applicable in respect of Real Property, lease the Purchased Assets and the Project. Seller has all requisite power and authority required to enter into this Agreement and consummate the transactions contemplated hereby. Seller is duly qualified or licensed to do business as a limited liability company in each jurisdiction where the failure to duly qualify or become licensed would materially adversely affect Seller’s ability to perform its obligations under this Agreement.

3.2Authority. The execution, delivery and performance by Seller of this Agreement and the other agreements and instruments to be delivered hereunder, and the consummation by

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Seller of the transactions contemplated hereby and thereby, including the sale, assignment, transfer, conveyance, and delivery of the Purchased Assets, are within Seller’s powers and have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller. This Agreement constitutes (assuming the due execution and delivery hereof by Buyer) a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

3.3Title and Related Matters.

(a)Seller has, or shall as of Closing have, good and marketable title, insurable by a nationally recognized title insurance company, to all of the Real Property, free and clear of all Liens, except Permitted Liens and upon transfer of the Real Property to Buyer, Buyer shall receive the Real Property free and clear of all Liens other than Permitted Liens.

(b)Seller has good and valid title to the Purchased Assets (other than the Real Property, which is subject to Section 3.3(a) above) free and clear of all Liens other than Permitted Liens, and upon transfer of the Purchased Assets to Buyer, Buyer shall receive the Purchased Assets free and clear of all Liens other than Permitted Liens.

3.4No Conflicts. Subject to Seller obtaining the Seller’s Required Consents, the execution, delivery and performance of this Agreement and the other agreements and instruments to be delivered hereunder by Seller do not, and the consummation by Seller of the transactions contemplated hereby and thereby will not, (i) contravene or violate any provision of the Organizational Documents of Seller or (ii) contravene or violate in any material respect any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, Permit, agreement, instrument, Law, order, arbitration award, judgment or decree to which Seller or any of its Affiliates is a party or by which Seller is bound.

3.5Governmental and Third Party Approvals and Filings. Except as set forth in Section 3.5 of the Seller Disclosure Schedule, no consent, approval or action of, or filing with or notice to, any Person or Governmental Authority on the part of Seller or its Affiliates is required in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments to be delivered hereunder by Seller, including with respect to the sale of the Purchased Assets at the Closing.

3.6Reports. Since the date of its formation, Seller and its Affiliates have filed or caused to be filed with the applicable Governmental Authority, all material forms, statements, reports, and documents (including all exhibits, amendments and supplements thereto, if any) required by applicable Law to be filed by it with respect to the Project.

3.7Taxes. Seller has timely filed or will timely file all Tax Returns required to be filed by Seller with respect to the Purchased Assets and the Project in the manner prescribed by applicable Law and has paid or will pay within the time and in the manner prescribed by applicable

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Law all Taxes shown to be due on such Tax Returns (or otherwise due) with respect to all Tax periods ending prior to the Closing Date, and all such Tax Returns are true, correct and complete. There are no Liens (other than Permitted Liens) on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Taxes. There is no action, suit, proceeding, investigation, audit or claim now pending with respect to any Taxes attributable to the Purchased Assets or the Project, there are no outstanding requests or agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, any Taxes attributable to the Purchased Assets or the Project, and all amounts required to be collected, withheld and remitted to the Governmental Authority to whom such payment is due have been duly collected, withheld or remitted. Seller is a U.S. person as such term is defined in the Code. None of the Purchased Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code. Seller has not executed or entered into any agreement with, or obtained any consents or clearances from, any Governmental Authority with respect to Taxes, and has not been subject to any ruling guidance specific to Seller, to the extent that any of such agreement, consent, clearance or ruling would be binding on Buyer for any taxable period (or portion thereof) ending after the Closing Date. Seller is in compliance with the terms of any Tax incentive or abatement agreements relating to the Purchased Assets or the Project.

3.8Legal Proceedings. There are no actions or proceedings pending or, to Seller’s Knowledge, threatened against Seller or its Affiliates (i) relating to the Purchased Assets or the Project or (ii) which would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the other Project Agreements.

3.9Compliance with Laws and Orders; Anti-Corruption Matters.

(a)To Seller’s Knowledge, neither Seller nor any of its Affiliates is in material violation of, or in material default under, any Law or Order applicable to Seller, the Purchased Assets or the Project.

(b)Neither Seller nor any of its Affiliates, nor their respective owners, controlling shareholders, directors, officers, employees or any other Person working on their behalf (including any consultants, representatives or agents) has, either directly or indirectly, made a Prohibited Payment or engaged in a Prohibited Transaction in connection with the Project.

3.10Real Property.

(a)Section 3.10(a) of the Seller Disclosure Schedule contains a complete list of each lease, sublease, right-of-way, easement, surface use agreement or license included within the Purchased Assets. Each lease, sublease, right-of-way, easement, surface use agreement or license listed on Section 3.10(a) of the Seller Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of Seller and of each other party thereto, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles. Neither Seller nor any other party to

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each such lease, sublease, right-of-way, easement, surface use agreement or license is in material violation or material breach of or material default under such contract or instrument (or with notice or lapse of time or both, would be in material violation or material breach of or material default under any such contract or instrument).

(b)The Real Property included within the Purchased Assets constitutes and includes all of the real property necessary to own and operate the Project.

3.11Tangible Personal Property. Section 3.11 of the Seller Disclosure Schedule contains a list of all material Tangible Personal Property. Seller has good title to, or has good leasehold interests in or good rights under contract to use, all the Tangible Personal Property. All such Tangible Personal Property is free and clear of all Liens, other than Permitted Liens. Upon the occurrence of the Closing, Buyer shall have good title to, or shall have good leasehold interests in or good rights under contract to use, all such Tangible Personal Property, free and clear of all Liens other than Permitted Liens.

3.12Intangible Personal Property. Seller has good title to or, with respect to those items of Intangible Personal Property licensed to Seller, a good license to use, all of the Intangible Personal Property. All such Intangible Personal Property is free and clear of all Liens, other than Permitted Liens. Upon the occurrence of the Closing, Buyer shall have good title to, or shall have a good license to use, all such Intangible Personal Property, free and clear of all Liens other than Permitted Liens.

3.13Contracts. Section 3.13 of the Seller Disclosure Schedule contains a list of all Business Contracts. Each Business Contract listed on Section 3.13 of the Seller Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of Seller and of each other party thereto, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles. To Seller’s Knowledge, neither Seller nor any other party to such contract is in material violation or material breach of or material default under any such contract (or with notice or lapse of time or both, would be in material violation or material breach of or material default under any such contract).

3.14Permits. The Major Permits constitute all material Project Permits that must be obtained in connection with the construction, ownership or operation of the Project that may be denied or conditioned in the discretion of the issuing agency. Seller is in compliance with all Major Permits and has not received any written notification or any other type of notification, that it is or may be in violation of any Major Permit. At the Closing, Seller shall transfer or cause to be transferred to Buyer the Project Permits or shall otherwise cause Buyer to be properly substituted as the permittee under each Project Permit. Seller shall hold in trust for Buyer any Project Permit not so transferred or reissued to Buyer at Closing, until such time as Buyer can be properly substituted as the permittee under each such Permit.

3.15Nature of Purchased Assets. The Purchased Assets constitute all of the assets owned or leased by, licensed to or as to which Seller or any of its Affiliates hold any rights with

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respect to, that in any such case are primarily used or held for use with respect to the Project, or would reasonably be expected to be primarily used or held for use with respect to the Project.

3.16Environmental Matters.

(a)To Seller’s Knowledge, Seller and its Affiliates are and have been in compliance in all material respects with all applicable Environmental Laws with respect to the Purchased Assets and the Project.

(b)To Seller’s Knowledge, there has not been any generation, use, treatment, recycling, handling, storage, manufacture, transport, Release or disposal of Hazardous Materials by or on behalf of Seller or its Affiliates, or any other person, on, under, to, at or from the Purchased Assets.

(c)No Lien has been imposed on the any of the Purchased Assets by any Governmental Authority in connection with any violation of, noncompliance with or remedial obligation under, any applicable Environmental Laws.

(d)None of Seller, its Affiliates, the Project or the Purchased Assets are (i) subject to any outstanding Order under any Environmental Laws; (ii) in receipt of or, to Seller’s Knowledge, threatened with, any written request for information, notice, threat, allegation, complaint, or claim with respect to any actual or alleged violation of, non-compliance with, or remedial obligation under, any Environmental Law; or (iii) subject to or, to Seller’s Knowledge, threatened with, any governmental or citizen enforcement action under any Environmental Law, in each case with respect to the Project or the Purchased Assets.

(e)To Seller’s Knowledge, there has been no exposure of any Person or property to any Hazardous Materials in connection with the development, planning, permitting, design, or ownership of the Project or Purchased Assets that would reasonably be expected to result in any Liabilities under Environmental Law.

(f)Neither Seller nor any of its Affiliates have entered into any contract (other than this Agreement other than in the documents or instruments which constitute part of the Real Property) expressly providing for the assumption by on or behalf of any Person of Liabilities under Environmental Law with respect to the Project or the Purchased Assets.

(g)Seller has made available for review and inspection by Buyer all environmental, health and safety reports, assessments, analyses, records and data related to the Project and the Purchased Assets and prepared by or on behalf of Seller or any of its Affiliates, and, to the extent that the same are in Seller’s or its Affiliates’ possession or under Seller’s or its Affiliates’ control, prepared by or on behalf of any other Person.

3.17Production of Documents. Prior to the date hereof, Seller has furnished Buyer with true, correct and complete copies of all documents and instruments set forth on the Schedules hereto as part of the Purchased Assets.

3.18Financial Statements. Seller has delivered to Buyer, including via “EDGAR” if publicly available, (i) unaudited consolidated financial statements of Seller as of the Effective

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Date, including all notes thereto; and (ii) audited consolidated financial statements of Opal Fuels, Inc. as of the Effective Date, together with the report thereon of independent certified public accountants, including in each case all notes thereto for all such periods. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Seller and Opal Fuels, Inc., respectively, as of the dates of and for the periods referred to therein, all in accordance with GAAP, subject, in the case of the interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, have a Project Material Adverse Effect). The financial statements referred to in this Section 3.18 reflect the consistent application of such accounting principles throughout the periods involved except as disclosed in the notes thereto. No financial statements of any Person are required by GAAP to be included in the consolidated financial statements of Seller or Opal Fuels, Inc., respectively, that are not so included and neither Seller nor any of its Affiliates have any material obligations or Liabilities which are required to be reflected in the financial statements specified in this Section 3.18 but are not so reflected therein.

3.19Absence of Certain Changes.

(a)Except as set forth on Section 3.19 of the Seller Disclosure Schedule, since October 11, 2022, Seller has conducted the development, planning, permitting, design, and ownership of the Purchased Assets and the Project only in the ordinary course of business and in a manner consistent with past practice.

(b)Since October 11, 2022, there has not been any event or development or series of events, occurrences or developments related to the Purchased Assets or the Project which, individually or in the aggregate, has had, or would be reasonably expected to have, a Project Material Adverse Effect.

3.20Bankruptcy. There are no bankruptcy, reorganization, or insolvency proceedings pending against, being contemplated by, or, to Seller’s Knowledge, threatened against, Seller or any of its Affiliates.

3.21Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Buyer without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Buyer for a finder’s fee, brokerage commission or similar payment.

3.22Intellectual Property. Seller shall not, and shall ensure that the Work and Project do not, violate or infringe any person’s intellectual property rights.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing, as follows:

4.1Organization and Existence . Buyer is a corporation duly formed and validly existing under the Laws of the Commonwealth of Virginia and the District of Columbia and has all requisite power and authority required to enter into this Agreement and consummate the

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transactions contemplated hereby. Buyer is duly qualified or licensed to do business as a corporation in each jurisdiction where the failure to duly qualify or become licensed would materially adversely affect Buyer’s ability to perform its obligations under this Agreement.

4.2Authority. The execution, delivery and performance by Buyer of this Agreement and the other agreements and instruments to be delivered hereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby, including the sale, assignment, transfer, conveyance and delivery of the Purchased Assets, are within Buyer’s powers and have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes (assuming the due execution and delivery hereof by Seller) a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

4.3No Conflicts. Subject to Buyer obtaining the Buyer’s Required Consents, the execution, delivery and performance of this Agreement and the other agreements and instruments to be delivered hereunder by Buyer do not, and the consummation by Buyer of the transactions contemplated hereby and thereby will not, (i) contravene or violate any provision of the Organizational Documents of Buyer or (ii) contravene or violate in any material respect any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, Permit, agreement, instrument, Law, order, arbitration award, judgment or decree to which Buyer is a party or by which Buyer is bound.

4.4Governmental and Third Party Approvals and Filings. Except for consents, authorizations, approvals or actions of Governmental Authorities or Third Parties (i) customarily obtained subsequent to a sale or transfer of assets similar to the Purchased Assets, (ii) expressly required hereunder, including those described in Section 5.9 (if applicable) and Section 7.1(f), or
(iii) as set forth in Section 4.4 of the Buyer Disclosure Schedule, no consent, authorization, approval or action of, or filing with or notice to, any Person or Governmental Authority on the part of Buyer or its Affiliates is required in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments to be delivered hereunder by Buyer, including with respect to the purchase of the Purchased Assets at the Closing.

4.5Legal Proceedings. There are no actions or proceedings pending or, to Buyer’s Knowledge, threatened against Buyer or any of its assets and properties which would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the other Project Agreements.

4.6Compliance with Laws and Orders. To Buyer’s Knowledge, Buyer is not in material violation of or in material default under any Law or Order applicable to Buyer or its assets and properties.

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4.7Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Buyer directly with Seller without the intervention of any Person on behalf of Buyer in such manner as to give rise to any valid claim by any Person against Seller for a finder’s fee, brokerage commission or similar payment.

4.8Bankruptcy. There are no bankruptcy, reorganization or insolvency proceedings pending against, being contemplated by, or, to Buyer’s Knowledge, threatened against, Buyer.

ARTICLE 5 COVENANTS OF SELLER

From the date hereof to the earlier of the termination of this Agreement or the Closing Date, Seller covenants and agrees with Buyer that Seller shall comply with all covenants and provisions of this Article 5, except to the extent Buyer may otherwise consent in writing.

5.1Acquisition of Real Property. Buyer and Seller acknowledge that Seller is in the process of negotiating and entering into leases, easements, and other real property use and occupancy agreements (collectively, the “Easement Agreements”) to obtain real property rights in and to the Site sufficient for the construction, ownership and operation of the Project. Seller shall use best efforts to enter into such Easement Agreements, in substantially the form set forth at Exhibit X, as soon as reasonably practicable after the Effective Date. In connection therewith, Seller shall (i) keep Buyer informed as to the status of execution of the Easement Agreements, (ii) notify Buyer promptly of any proposed deviation from the form set forth at Exhibit X and obtain Buyer’s consent before agreeing to any such deviation; (iii) notify Buyer promptly in the event Seller is unable to obtain, or anticipates in good faith that Seller will not be able to obtain prior to Closing, such rights in any portion of the Site or if Seller obtains knowledge of any Material Title Defects or other matters that could reasonably be expected to interfere in any material respect with the construction, ownership, or operation of the Project on the Site, and (iv) deliver written notice to Buyer updating Section 3.10(a) of the Seller Disclosure Schedule as and when Easement Agreements are executed.

5.2Real Property Title Review. Seller shall deliver to Buyer, as soon as reasonably practicable after the Effective Date, and in any event promptly after the execution of any Lease Agreements, a title commitment (each, a “Title Commitment”) with respect to each parcel comprising the Real Property setting forth the state of title to such tract, together with copies of all instruments referenced in such commitment as affecting such tract (collectively, the “Title Exception Documents”). If Buyer delivers written notice to Seller that any matter disclosed in such Title Commitment or in the ALTA Survey for such parcel, or any update or amendment to the foregoing, is not satisfactory to Buyer, then Seller shall use commercially reasonable, diligent efforts, to cure such matter by having such matter released and discharged of record, by obtaining affirmative insurance over the same as part of the Buyer’s Title Policy, or taking such other action as may be satisfactory to Buyer. If Seller is unable to cure any such matter, and such matter, in Buyer’s sole discretion, could reasonably be expected to (i) materially interfere with the construction, ownership and operation of the Project on the Site or (ii) prevent a lending party from financing the Project in accordance with lending industry custom and practice (each, a “Material Title Defect”), then Buyer may terminate this Agreement upon written notice to Seller at any time prior to Closing.

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5.3Continued Development of the Project.

(a)Seller shall use all commercially reasonable means to continue the development, planning and permitting of the Project in a diligent and good faith fashion and in accordance with Seller’s regular business practices for other similar projects and the terms and conditions of this Agreement.

(b)Seller shall, and shall cause EPC Contractor to, comply with all applicable Laws applying or relating to the development, design, engineering, construction, interconnection, ownership and operation of the Project, including those regulations set forth in Exhibit L hereto.

(c)Seller shall, and shall cause EPC Contractor to, timely file any required pre- construction notifications to certain Governmental Authorities and facilitate any inspections by such Governmental Authorities related to the same; in any event, Seller shall provide notification to Buyer at least thirty (30) days prior to commencement of construction.

(d)Seller shall, and shall cause the EPC contractor to, facilitate the inspection of the Project by any Governmental Authority, and shall, in addition to the notice provided in accordance with Section 5.7(a)(v), provide Buyer the opportunity to attend any such inspection.

(e)Seller shall, or shall cause the EPC Contractor to, execute the Work in accordance with the Purchaser Requirements to the reasonable satisfaction of Purchaser’s Representative and all Work on the Project shall be carried out in accordance with the terms of the EPC Contract.

(f)Seller shall (i) provide or cause to be provided oversight of the Work performed by the EPC Contractor to ensure that EPC Contractor meets all obligations and requirements set forth herein with respect to the execution of the Work, (ii) cause the EPC Contractor to review the Work to ensure it meets such requirements, and (iii) cause EPC Contractor to promptly correct any deficiencies in accordance with such requirements.

(g)Subject to paragraph (i) below, promptly after entry into this Agreement,
Seller shall:

(i)cause Seller or its Affiliate to, contemporaneously with the execution of this Agreement, to (i) enter into the EPC Contract in substantially the same form as set forth in Exhibit B inclusive of the EPC Contractor Diversity Requirements, (ii) cause Buyer to be named as a third-party beneficiary with respect to all of the rights (but not the obligations) of Seller (or Seller’s Affiliate) under the EPC Contract and (iii) issue the Notice to Proceed under such EPC Contract and progress the Project to Final Completion in accordance with its terms and the terms of this Agreement;

(ii)submit the EPC Contract Score Card in the form set forth in and subject to the requirements of Exhibit M, reporting developments in the Work and making adjustments consistent with Buyer’s feedback;

(iii)keep Buyer informed as to the status of material deliveries, and if Seller obtains actual knowledge that any equipment is not being properly manufactured or

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fabricated in accordance with the Purchaser Requirements, or does not otherwise conform with such requirements, promptly make Buyer aware thereof and take necessary corrective action;

(iv)obtain all Permits that Seller is required to obtain under applicable Law to achieve completion of the Project;

(v)ensure that all of the materials, equipment, fixtures and improvements constituting the Project are legally and beneficially owned and titled in the name of Seller, free and clear of all Liens and security interests other than Permitted Liens;

(vi)in addition to the requirements set forth in Section 5.3(g)(ii) and Section 5.3(c), keep Buyer generally informed as to the progress of the Work on the Project, any delays to the same that could reasonably result in a failure to achieve Final Completion in accordance with this Agreement and accomplish all other tasks that are incidental and necessary to Seller’s general obligations hereunder; and

(vii)cause the EPC Contractor to:

(A)comply with all Laws governing services performed in connection with its Work on the Project;

(B)comply with all conditions contained in Permits issued in connection with the Project;

(C)maintain a drug- and alcohol-free working environment, in accordance with all Laws;

(D)as a basis for complying with the Operator Qualification Program requirements set forth in Subpart N of Title 49 of the Code of Federal Regulations, Part 192 (“Transportation of Natural and Other Gas by Pipeline: Minimum Federal Safety Standards; Qualification of Pipeline Personnel”) (the “Operator Qualification Rule”), and without limiting other applicable requirements of Law, provide and pay for qualification of its employees under the WG Operator Qualification Plan (“WGL OQ Plan”), the current version of which is attached as Exhibit R, any revision or new release of the WGL OQ Plan, which shall be deemed to replace the version attached to this Agreement and any additional curricula or qualification requirements set forth by Buyer;

(E)make records of its employee and subcontractor qualifications under, and qualification programs applicable to, the Operator Qualification Rule and the WGL OQ Plan available to Buyer or any designated consultant of Buyer for the purpose of monitoring compliance with applicable Laws and the WGL OQ Plan;

(F)permit Buyer, at its discretion, to conduct audits of the Project, including but not limited to compliance with relevant Title 49 of the Code of Federal Regulations, Part 192 (“Transportation of Natural and Other Gas by

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Pipeline: Minimum Federal Safety Standards”) design, construction, and testing regulations and, upon not fewer than 48 hours’ advance notice, Operator Qualification Rule qualification process and the WGL OQ Plan, their implementation, methods of evaluation, and records;

(G)record and maintain all WGL OQ Plan compliance information for each employee and subcontractor employee in an electronic form, using the same current data management system(s) technology as used by Buyer;

(H)register, at its own cost, with a Buyer-approved data-based system to maintain selected Operator Qualification Rule and WGL OQ Plan qualification records, and a Buyer-approved proctor to schedule selected proctored Operator Qualification Rule covered task(s) as identified by Buyer;

(I)provide any additional information requested by Buyer pertaining to the qualification of individuals performing Operator Qualification Rule and WGL OQ Plan -covered tasks on the Project;

(J)cause at least one (1) of its supervisors to attend, along with at least one (1) supervisory representative of Seller, each and every Buyer- designated meeting of Buyer’s “Contractor Operator Qualification and Safety Committee”, the dates, times and locations of which Buyer will communicate to Seller (and which committee may be specific to this Project or a standing committee addressing other Buyer projects, at Buyer’s sole discretion); and

(K)comply with the most recent release of the relevant manuals, including but not limited to: the Washington Gas Safety and Environment Handbook, the current version of which is attached as Exhibit S, the Operations and Maintenance Manual, the current version of which is attached as Exhibit T, the Fieldnote & As-Built Training Manual, the current version of which is attached as Exhibit U-1, the Washington Gas Pipeline Welding Manual, the current version of which is attached as Exhibit U-2, the Washington Gas Construction Specifications, the current version of which is attached as Exhibit U-3, the Washington Gas Coating Manual, the current version of which is attached as Exhibit U-4, the Washington Gas Pipeline Specifications, the current version of which is attached as Exhibit U-5, the Washington Gas Standard Drawings, the current version of which is attached as Exhibit U-6, and the Washington Gas Process Design Criteria, the current version of which is attached as Exhibit U-7, (each of the documents referenced in this paragraph, as revised from time to time, collectively, the “WGL Manuals”). Any revision or new release of each WGL Manual that is provided to Seller shall be deemed to replace the versions attached to this Agreement. Seller shall immediately comply, and shall cause its EPC Contractor to comply, with the requirements of such revised or newly released WGL Manual(s). Seller shall have responsibility for distributing all current and revised copies of the WGL Manuals to its EPC Contractor.

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In this regard, Seller shall cause the EPC Contractor to provide all work crew leaders with a copy of the relevant portions of the WGL Manuals, any applicable Permits, one-call ticket information, Project drawings and applicable records at the Work site at all times Work is being performed. Seller will further cause the EPC Contractor, pursuant to and in accordance with the standards set forth in the WGL Manuals and applicable Laws, to ensure that (1) newly installed facilities are marked with paint and/or flags; (2) the EPC Contractor and its subcontractors shall support and attend local and state damage prevention meetings:
(3) the EPC Contractor and its subcontractors shall manage damage prevention performance; (4) the EPC Contractor shall conduct pre-excavation site inspections to verify and validate, when applicable, locate marks; (5) the EPC Contractor shall self-check for over-notification to the call centers and verify that each job site or excavation includes a valid ticket prior to excavation; (6) the EPC Contractor shall document training on state and local damage prevention Laws and all requirements of Title 49 of the Code of Federal Regulations, Part 192 (“Transportation of Natural and Other Gas by Pipeline: Minimum Federal Safety Standards”); and (7) within jurisdictional tolerance zones, cause the EPC Contractor to expose utility facilities using hand and/or soft dig techniques.

(h)Under the EPC Contract, “Mechanical Completion” will be achieved when, with respect to the Work, each of the following conditions listed in Section 5.3(h)(i)-(iv) below (the “Mechanical Completion Criteria”) have been met:

(i)EPC Contractor has completed, to the extent necessary, the design, engineering, procurement, permitting, construction and installation of the Project in accordance with the EPC Contract, including (as further described in the scope of Work) the setting of the equipment related to such Project on foundations, connecting such equipment to other applicable equipment with piping, wiring, controls, and safety systems, ensuring that such equipment and such related operating systems are individually cleaned, leak checked, pressure tested, lubricated, and point-to-point checked to verify that such equipment and operating systems:

(A)have been installed to create a complete working system,

(B)have been correctly installed so as to respond to simulated test signals equivalent to actual signals received during operation,

(C)are ready for initial operation, adjustment and testing and may be so operated, adjusted and tested without damage thereto or to any other property and without injury to any person as documented by the completion of the pre-start-up safety review and other applicable documentation.

(D)Traceable, Verifiable, and Complete Pressure Testing Reports and Material Testing Reports (as such terms are used and as required under applicable Environmental Law and advisory bulletin (“Pipeline Safety: Verification of Records”) 77 Fed. Reg. 26822 (May 7, 2012))) have been turned over to the

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Buyer along with completed as-built documentation, including, without limitation, any then-existing as-built manuals and drawings.

(ii)EPC Contractor has delivered to Seller, in content and form reasonably satisfactory to Seller, copies of the subcontracts required under the EPC Contract;

(iii)EPC Contractor has completed the Work, to the extent necessary, to cause such Project to be capable of operating safely and efficiently in accordance with applicable Laws, and Prudent Industry Practices for further commissioning and testing; and

(iv)EPC Contractor has provided Seller and Buyer notice of Mechanical Completion accompanied by documentation properly showing that the requirements have been satisfied.

(v)Notwithstanding the requirements of Section 5.3(h)(i)-(iv) above, incomplete items under the EPC Contract that are not required for the safe operation of the Project shall not preclude the achievement of Mechanical Completion but shall be placed on the Punch List (as defined in this Agreement).

(vi)When Seller determines that the Work meets the Mechanical Completion Criteria set forth in Section 5.3(h)(i)-(iv) above, Seller shall so notify Buyer and provide Buyer with a certificate of an authorized signatory of Seller, in form substantially similar to Exhibit O, certifying that the Mechanical Completion Criteria have been achieved and the date thereof (the “Certificate of Mechanical Completion”). Seller shall provide Buyer with no less than fifteen (15) Business Days’ notice prior to its expected delivery of the Certificate of Mechanical Completion.

(vii)Within fifteen (15) Business Days after receipt of the Certificate of Mechanical Completion, the Buyer (through its designated representative) shall provide written notice to Seller and Buyer of either: (i) its rejection of such Certificate of Mechanical Completion (if reasonable cause exists for doing so) or (ii) its acceptance of the Certificate of Mechanical Completion. If Buyer fails to provide notice within such fifteen (15) Business Day period, then: (a) Buyer shall be deemed to have rejected such Certificate of Mechanical Completion for purposes of this Section; and (b) Buyer and Seller shall promptly meet—by phone, online video conference software, or in person—to discuss any deficiencies or other issues associated with Buyer’s delay or other inability to provide written notice of its acceptance of the Certificate of Mechanical Completion.

(viii)If the Buyer (through its designated representative) rejects a Certificate of Mechanical Completion, then, except as otherwise agreed in writing by the Parties in respect of a deemed rejection, Seller shall promptly provide to Buyer a plan and schedule for remedying the deficiencies specified in the Buyer’s written notice, and shall carry out such plan at its own cost and expense. Upon completion of such remedial work and Seller’s belief that the Mechanical Completion Criteria are satisfied, Seller shall issue a new Certificate of Mechanical Completion to Buyer.

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(ix)The foregoing procedure shall be repeated until the Buyer (through its designated representative) accepts the Certificate of Mechanical Completion. Disputes as to whether Seller has achieved Mechanical Completion shall be resolved pursuant to the dispute resolution provisions set out in Section 13.2 of this Agreement. The date of Mechanical Completion shall be the date of the Certificate of Mechanical Completion that is accepted by the Buyer or that is determined pursuant to such dispute resolution provisions.

(i)Under the EPC Contract, “Substantial Completion” will be achieved when, with respect to the Work, each of the following conditions listed in Section 5.3(i)(i)-(viii) below (the “Substantial Completion Criteria”) have been met:

(i)Mechanical Completion has been achieved in accordance with Section 5.3(h) above;

(ii)EPC Contractor has delivered to Seller, in content and form reasonably satisfactory to Seller:

(A)Written assignment of the subcontractor warranties;

(B)A list of the names, addresses, and telephone numbers of the subcontractors providing such warranties;

(C)The lien releases and waivers as are required under the EPC
Contract; and

(D)All EPC Contractor applicable Permits (under which EPC
Contractor has completed all requirements for such applicable Permits necessary for Buyer’s full use and ongoing operation of the Project for its intended purposes and in a safe, efficient, and reliable manner and otherwise in accordance with applicable Law).

(iii)the Project is mechanically, electrically, and structurally constructed in accordance with the requirements of the EPC Contract, including the drawings, specifications, and other documents as required by the Technical Deliverables set forth in Exhibit N, the scope of Work, Prudent Industry Practices and applicable Laws;

(iv)Seller and EPC Contractor have agreed upon the final Punch List, delivered in accordance with the timeline provided below;

(v)all Work other than as-built drawings and other items listed on the Punch List shall have been completed without any Defect;

(vi)EPC Contractor has completed performance of the Work on the Project except for any remaining items set forth in the Punch List;

(vii)the Project is available for reliable and safe use by Buyer as contemplated under the Agreement; and

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(viii)EPC Contractor has provided Seller notice of Substantial Completion properly documenting that the requirements have been satisfied.

(ix)No later than thirty (30) days prior to the then-scheduled Substantial Completion Date, EPC Contractor will prepare and deliver to Seller a list setting forth those certain minor items that remain to be performed to complete the Work and the proposed time limits within which EPC Contractor will complete such remaining Work. Seller, or an authorized representative thereof, and EPC Contractor, or an authorized representative thereof, will then immediately meet and, within fifteen (15) Business Days, consult in good faith to agree upon the definitive, final list (including the approved time limits within which EPC Contractor will perform such remaining Work) (such final list, as agreed to by Seller, the “Punch List”). Buyer, or an authorized representative thereof, shall attend such meeting and shall be given an opportunity to provide input, notwithstanding that the Seller ultimately agrees to the Punch List. Once the Punch List is agreed upon, EPC Contractor will immediately begin those items within EPC Contractor’s responsibility.

(x)Upon Seller’s determination that the Work meets the Substantial Completion Criteria, Seller shall thereafter be solely responsible for the care, custody, control, operation and maintenance, and risk of loss of the Project; provided, however, that even after Seller takes possession and control of the Project, EPC Contractor shall be entitled to perform the Work to achieve Substantial Completion, correct the Punch List items for which it is responsible and to meet EPC Contractor’s warranty obligations. Prior to possession and control by Seller, EPC Contractor shall, in consultation with technical advisors for Seller-supplied equipment and Seller, direct the operation of the Project in a manner consistent with Prudent Industry Practices requirements set forth in the EPC Contract, applicable Laws and applicable Permits. Following transfer of possession and control of the Project to Seller and prior to Final Completion, EPC Contractor shall have reasonable access to the Project and the Site and the reasonable cooperation of Seller so as to complete any Work still remaining to be performed hereunder including the Punch List items and warranty work.

(xi)When Seller and Buyer determine that the Work meets the Substantial Completion Criteria set forth in Section 5.3(i)(i)-(viii) above, Seller shall so notify Buyer and provide Buyer and with a certificate of an authorized signatory of Seller, in form substantially similar to Exhibit P, certifying that the Substantial Completion Criteria have been achieved and the date thereof (the “Certificate of Substantial Completion”). Seller shall provide Buyer with no less than fifteen (15) days’ notice prior to its expected delivery of the Certificate of Substantial Completion.

(xii)Within fifteen (15) Business Days after receipt of the Certificate of Substantial Completion, the Buyer (through its designated representative) shall provide written notice to Seller and Buyer of either: (i) its rejection of such Certificate of Substantial Completion (if reasonable cause exists for doing so) or (ii) its acceptance of the Certificate of Substantial Completion. If Buyer fails to provide notice within such fifteen
(15) Business Day period, then: (a) Buyer shall be deemed to have rejected such Certificate of Substantial Completion for purposes of this Section; and (b) Buyer and Seller shall promptly meet—by phone, online video conference software, or in person—to discuss any

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deficiencies or other issues associated with Buyer’s delay or other inability to provide written notice of its acceptance of the Certificate of Substantial Completion.

(xiii)If the Buyer rejects a Certificate of Substantial Completion, then, except as otherwise agreed in writing by the Parties in respect of a deemed rejection, Seller shall promptly provide to Buyer with a plan and schedule for remedying the deficiencies specified in the Buyer’s written notice, and shall carry out such plan at its own cost and expense (unless Seller disputes such determination). Upon completion of such remedial work and Seller’s belief that the Substantial Completion Criteria are satisfied, Seller shall issue a new Certificate of Substantial Completion to Buyer.

(xiv)The foregoing procedure shall be repeated until the Buyer (through its designated representative) accepts the Certificate of Substantial Completion. Disputes as to whether Seller has achieved Substantial Completion shall be resolved pursuant to the dispute resolution provisions set out in Section 13.2 of this Agreement. The “Substantial Completion Date” shall be the date the Certificate of Substantial Completion is accepted by the Buyer or that is determined pursuant to such dispute resolution provisions.

(xv)EPC Contractor agrees that it will endeavor to have Final Completion of the Work occur within sixty (60) days after the achievement of Substantial Completion of the Work.

(a)Under the EPC Contract, “Final Completion” will be achieved when, with respect to the Work, each of the following conditions listed in Section 5.3(j)-(xi) below (the “Final Completion Criteria”) have been met:

(i)Substantial Completion has been achieved in accordance with Section 5.3(i) above;

(ii)The gas gathering and conditioning system has achieved continuous and ongoing commercial operation, and is (A) able to produce and deliver to the Project in the normal course, the required volume of Biogas contemplated by the Agreement, and (B) able to deliver the design basis of the Project (inclusive of volumes of renewable gas in addition to those specified under Buyer’s contracts with Seller); provided, that the Parties understand that Seller may not deliver the full volume of Gas during a start-up period following Final Completion;

(iii)Any performance bonds or guarantees required by the Buyer, by applicable Laws or regulations, and/or by the jurisdiction have been resolved to the satisfaction of Buyer;

(iv)To the extent any EPC Contractor acquired Permit is required to be “closed out” or any similar process by the applicable Governmental Authority so as to relieve Seller (and, upon closing under this Agreement, Buyer) of any and all liabilities of any kind under any such EPC Contractor-acquired Permit, EPC Contractor has satisfied all such requirements for each EPC Contractor acquired Permit; and

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(v)EPC Contractor has completed or resolved with Seller the Punch List items in accordance with this Agreement;

(vi)All EPC Contractor’s and subcontractors’ personnel, equipment and materials, surplus materials, waste materials, rubbish, and other temporary work other than those to which Seller holds title shall have been removed from the Site in accordance with all applicable federal, state, and local rules and regulations (especially as the same relate to hazardous waste, as applicable), and according to Prudent Industry Practices;

(vii)EPC Contractor has assisted Buyer to gas-out pipe, energize any and all applicable systems, and commission, troubleshoot, remedy, and test all applicable equipment and systems to ensure that the facilities are fully functional and operating as intended;

(viii)EPC Contractor shall provide Buyer, no less than twenty (20) days prior to its expected delivery of the Certificate of Final Completion, spare parts (including fuses and filter cartridges) that Buyer will need to replace any such existing parts that require replacement after testing and commissioning;

(ix)EPC Contractor has provided all as-built documentation to Seller and Buyer, and Buyer has provided written acceptance thereof;

(x)EPC Contractor has delivered to Seller the finalized iterations of the Draft Manuals (the “Final Manuals”) and the Technical Deliverables; and

(xi)EPC Contractor has provided Seller notice of Final Completion properly showing that the requirements have been satisfied.

(xii)When Seller determines that the Work meets the Final Completion Criteria set forth in Section 5.3(j)-(xi) above, Seller shall so notify Buyer and provide Buyer with a certificate of an authorized signatory of Seller, in form substantially similar to Exhibit Q, certifying that the Final Completion Criteria have been achieved and the date thereof (the “Certificate of Final Completion”). Seller shall provide Buyer with no less than ten (10) days’ notice prior to its expected delivery of the Certificate of Final Completion.

(xiii)Within fifteen (15) Business Days after receipt of each Certificate of Final Completion, the Buyer shall provide written notice to Seller and Buyer of either:
(i) its rejection of such Certificate of Final Completion (if reasonable cause exists for doing so) or (ii) its acceptance of the Certificate of Final Completion. If Buyer fails to provide notice within such fifteen (15) Business Day period, then: (a) Buyer shall be deemed to have rejected such Certificate of Final Completion for purposes of this Section; and (b) Buyer and Seller shall promptly meet—by phone, online video conference software, or in person—to discuss any deficiencies or other issues associated with Buyer’s delay or other inability to provide written notice of its acceptance of the Certificate of Final Completion.

(xiv)If the Buyer rejects a Certificate of Final Completion, then, except as otherwise agreed in writing by the Parties in respect of a deemed rejection, Seller shall promptly provide to Buyer a plan and schedule for remedying the deficiencies specified in

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the Buyer’s written notice, and shall carry out such plan at its own cost and expense unless Seller disputes such determination. Upon completion of such remedial work and Seller’s belief that the Final Completion Criteria are satisfied, Seller shall issue a new Certificate of Final Completion to Buyer.

(xv)The foregoing procedure shall be repeated until the Buyer accepts the Certificate of Final Completion. Disputes as to whether Seller has achieved Final Completion shall be resolved pursuant to the dispute resolution provisions set out in Section 13.2 of this Agreement. The date of Final Completion shall be the date of the Certificate of Final Completion that is accepted by the Buyer or that is determined pursuant to such dispute resolution provisions.

(b)Final Completion shall occur on or before the Outside Date.

(c)EPC Contract Warranty. Seller (i) shall cause the EPC Contractor to fulfill the warranty against any Defect as set forth in the EPC Contract (“EPC Contract Warranty”) for two (2) years after the date of Final Completion (“Warranty Period”) or (ii) in the event of EPC Contractor’s failure to fulfill the EPC Contract Warranty, shall itself fulfill the EPC Contract Warranty for the duration of the Warranty Period. For the avoidance of doubt, the EPC Contract Warranty shall inure to the benefit of Buyer and shall constitute a warranty against any Defects in the Project in accordance with the EPC Contract and the terms set forth in this Section 5.3(l).

(i)Buyer shall assert any claim for any Defect against the Seller, the EPC Contractor or relevant subcontractor, as applicable, simultaneously and in accordance herewith and with the applicable underlying contract. If the EPC Contractor or applicable subcontractor denies responsibility for such claim, or if, within ninety (90) days after Buyer asserts such claim in writing against the EPC Contractor or such subcontractor, such claim remains unresolved and the EPC Contractor to such subcontractors are not pursuing a resolution; Seller shall be liable for such claim unless a final determination pursuant to the dispute resolution provisions of this Agreement is made that such claim is outside of the scope of the EPC Contract Warranty.

(ii)Upon receipt of notice of a valid EPC Contract Warranty claim, Seller shall cure or cause EPC Contractor to cure such failure in accordance with the EPC Contract Warranty by repairing the Defect or replacing the defective Equipment and materials, as determined by Seller.

(iii)Any portion of the Project for which work or services are re- performed and any part of the Site that is reworked, repaired or replaced in satisfaction of Seller’s obligations in connection with the EPC Contractor will be re-warranted by Seller, pursuant to the same EPC Contract Warranty as set forth in this Section 5.3(l), and Seller will have the same obligations in relation thereto as set forth in this Section 5.3(l) for a period ending two (2) years from the date such re-performance, rework, repair or replacement is completed.

(iv)If, during the Warranty Period, the Project is totally shut down (other than for the purpose of scheduled or routine maintenance) and such shut down is

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caused by a Defect, then the Warranty Period will be extended by a period equal to the duration of the shutdown required to repair such Defect.

5.4Access of Buyer. Seller shall provide Buyer and its Representatives with reasonable access:

(a)upon reasonable prior notice and during normal business hours, to Books and Records of Seller and the officers and agents of Seller and its Affiliates who have any responsibility for the Project; and

(b)upon reasonable prior notice and at any time, where the Site is located or the Work is being performed, to the Purchased Assets (including access to the Site) and to inspect and monitor progress of the Project during the construction phase, including auditing of Seller’s and EPC Contractor’s engineering, design, construction, initial testing, and inspection records.

(c)Without limiting the foregoing, Seller shall permit Buyer and its Representatives to conduct environmental due diligence of the Real Property, including the collection and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Real Property.

Buyer and its Representatives shall be subject to and shall comply with the reasonable rules regarding safety and security at the Site or any other location to which Buyer or its Representatives are provided access pursuant to this Section 5.4.

5.5Design Drawings. Seller will prepare and provide design documents for the Project. Seller will ensure the design and engineering of the Project meets all requirements of the physical, environmental, and geographical characteristics of the Site.

(a)Seller shall at all times keep a copy of the most recent version of the EPC Contractor’s drawings and manuals at Seller’s office to be made available for Buyer’s review. In addition, Seller shall provide and make available to Buyer electronic versions of the EPC Contractor’s drawings and manuals accessible through a secure file transfer protocol site to be maintained by Seller. The final design documents shall be in sufficient detail to accurately represent the Project, its appurtenances and the above-ground facilities thereof (including the gate station), as constructed, and shall include all of the information required by and be in accordance with the Purchaser Requirements.

(b)No later than thirty (30) days prior to Final Completion, Seller shall provide Buyer with initial drafts of the final EPC Contractor drawings and manuals for review (the “Draft Manuals”). Seller shall provide to Buyer both hard and electronic final copies of the Draft Manuals. Seller shall provide such copies within five (5) days after achievement of Substantial Completion. Buyer will not be required to deliver the Certificate of Final Completion until all Final Manuals have been delivered pursuant to Section 5.3(j)(x).

(c)Seller shall submit to Buyer (i) thirty percent (30%) systems designs, (ii) sixty percent (60%) systems designs, and (iii) ninety percent (90%) systems designs, and after each such submittal Buyer shall have an opportunity to review such designs and provide comments within fifteen (15) Business Days of receipt. Seller shall make a reasonable effort to incorporate

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any such comments, and shall provide Buyer ●fifteen (15) Business Days to review and provide comments to Seller’s designs in advance of construction of the Project. Any disagreements between Seller and Buyer regarding designs shall be resolved through discussions in good faith, failing which the Parties shall use the dispute resolution mechanism provided in Section 13.2 of this Agreement.

(d)Seller shall provide to Buyer both hard and electronic final copies of all technical deliverables set forth in Exhibit N hereto (the “Technical Deliverables”). Seller shall provide such copies within five (5) days after achievement of Substantial Completion . Buyer will not be required to deliver the Certificate of Final Completion (as defined below) until all Technical Deliverables have been so delivered.

5.6Certain Restrictions. From the date of this Agreement through the Closing, Seller shall not:

(a)Without limiting Seller’s obligations or Buyer’s rights under Section 5.2 above, other than in the ordinary course of business, incur or permit to exist any Lien (other than a Permitted Lien) on any of the Purchased Assets;

(b)Without limiting any of Seller’s obligations hereunder, and except with Buyer’s written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, enter into, amend or modify, terminate (partially or completely), grant any waiver of any term under or give any consent with respect to the Real Property, any Business Contract, or any Project Permit;

(c)Agree to any mitigation efforts that would be reasonably likely to impose any significant additional costs, expenses or obligations on Buyer or the Project in connection with obtaining any Project Permit unless Seller reimburses or otherwise holds Buyer harmless from such additional costs, expenses or obligations to the reasonable satisfaction of Buyer.

(d)Sell, transfer, assign or convey, abandon or otherwise dispose of any assets, properties, rights or interests comprising or relating to the Project or the Purchased Assets;

(e)Settle or compromise any third party claim with respect to the Project or the Purchased Assets, without first obtaining the approval of Buyer;

(f)Settle or compromise or enter into any closing agreement with respect to any Tax audit or other Tax matter, file any amended Tax Return or claim for Tax refund, change any Tax elections or methods of accounting or request a Tax ruling from a Governmental Authority, in each case, with respect to the Project or the Purchased Assets; or

(g)Enter into any contract, agreement or other arrangement to do or engage in any of the foregoing.

5.7Notice of Certain Events.

(a)From the date hereof until the Closing, Seller shall, within one (1) day of its occurrence, notify Buyer in writing of:

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(i)any default by Seller under the EPC Contract, which must be accompanied by details of the terms under which the Seller defaulted and communications from EPC Contractor relating to the same;

(ii)any notice by EPC Contractor of Seller’s failure to remedy a default under the EPC Contract in accordance with its terms, which must be accompanied by details of Seller’s failure to remedy such default and communications from EPC Contractor relating to the same (the occurrence evidenced by such notice, an “Uncured Seller EPC Contract Default”);

(iii)any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Project Material Adverse Effect or material adverse change in the financial condition or business and operations of Seller, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.1 to be satisfied;

(iv)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(v)any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(vi)any actions or proceedings commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.8 or that relate to the consummation of the transactions contemplated by this Agreement.

(b)Buyer’s receipt of information pursuant to this Section 5.7 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 10.1 and Section 11.1) and shall not be deemed to amend or supplement the Seller Disclosure Schedule.

5.8Uncured Seller EPC Contract Default; Right to Offer to Purchase Project Assets. Upon the occurrence of an Uncured Seller EPC Contract Default, and continuing thereafter until Closing or the earlier termination of this Agreement, Seller shall grant to Buyer the right to purchase (i) Seller’s rights under the EPC Contract and (ii) the Project and all assets comprising the Project at whatever stage of Work at the time of such Uncured Seller EPC Contract Default, including the Easement Agreements, the improvements, fixtures, procured supplies, dedicated equipment and tangible property located thereon ((i) and (ii) above collectively, the “Project Assets”) from Seller (the “Offer Right”).

(a)Upon and after occurrence of an Uncured Seller EPC Contract Default, Buyer shall deliver written notice to Seller (an “Offer Right Notice”) stating Buyer’s intent to purchase the Project Assets, and specifying the purchase price (the “Buyer Offer Price”).

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(b)Seller shall then have a period of thirty (30) days after delivery of the Offer Right Notice to accept or reject the offer set forth in the Offer Right Notice. If Seller fails to timely respond, it shall be deemed to have rejected the purchase offer contained in the Offer Right Notice. Acceptance by Seller of the offer set forth in the Offer Right Notice shall be an affirmative election by Buyer to purchase the Project Assets pursuant to the terms of this Agreement, but without the need to have satisfied the condition to Closing set forth in Section 7.1(b).

(c)Following rejection of the offer set forth in the Offer Right Notice, or the expiration of the thirty (30)-day period following delivery of the Offer Right Notice without acceptance, the Offer Right shall lapse, and each Party shall maintain all other rights and remedies under this Agreement.

5.9Cooperation with Financing. Seller acknowledges that Buyer may elect to finance all or part of its costs of the transactions contemplated by the Project Agreements. Seller agrees that it will not unreasonably withhold its consent to modification of the terms of this Agreement and any other Project Agreement to which it is a party if and to the extent reasonably necessary and appropriate to accommodate the requirements of Buyer’s financing and to allow Buyer to obtain such financing upon reasonably competitive terms, provided that none of such modifications shall (i) relieve Buyer of any of its obligations under the Project Agreements; (ii) decrease the economic benefits, or increase the costs, of the transactions contemplated by the Project Agreements to Seller and its Affiliates; or (iii) create increased economic or legal risk to Seller and its Affiliates in connection with the transactions contemplated by the Project Agreements.

5.10Real Property.

(a)Seller shall obtain, maintain, and preserve the Real Property, and obtain any required consents and approvals, so that the Real Property, and all rights and interests of Seller thereunder, may be conveyed to Buyer at the Closing subject only to Permitted Liens. Seller shall not enter into any covenant regarding, or condition or restriction upon, the use of Real Property without Buyer’s consent.

(b)Seller shall use commercially reasonable efforts to obtain (i) unconditional consents from all owners of the fee interests underlying the Real Property (each, a “Landowner”) to the conveyance and assignment of the Real Property to Buyer without additional cost to Buyer (the “Landowner Consents”), (ii) estoppel agreements, in substantially the form attached hereto as Exhibit G, with such revisions thereto as Buyer may reasonably require, executed by each Landowner (“Estoppel Agreements”), and (iii) non-disturbance agreements from the holders of all mortgages or other Liens in the form of monetary encumbrances on the Site and the holders of other material encumbrances on the Site, in form and substance substantially similar to the form attached hereto as Exhibit H or in such other form as may be reasonably acceptable to Buyer (the “Non-Disturbance Agreements”).

(c)Within thirty (30) days after the Effective Date, Seller shall deliver to Buyer a current ALTA Survey of each parcel of the Site.

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5.11No Competing Offers. For the period from the date hereof until the earlier of the Closing or termination of this Agreement in accordance with its terms, none of Seller or its Affiliates or their respective Representatives shall engage, directly or indirectly, in any activity the purpose, intent, or reasonably foreseeable effect or result of which would be the solicitation, offer, receipt, negotiation of or agreement to terms and conditions, whether binding or non-binding, regarding any sale, transfer, conveyance or disposition of the Purchased Assets, the Project, the Project Agreements or the right, title and interest of Seller or any of its Affiliates therein, including any arrangement relating to the sale or delivery of Biogas production from the Project to any Person other than to Buyer.

5.12Intellectual Property. Seller shall obtain and transfer to Buyer perpetual, fully-paid up, royalty free, transferable licenses to use all Intellectual Property necessary for the ownership and operation of the Project from and after Final Completion, together with all warranties related thereto.

ARTICLE 6 CONDITIONS PRECEDENT

The Parties recognize and agree that this Agreement (other than the provisions of this Article 6, Article 1, Article 5, and Article 13, which shall be in full force and effect as of the Effective Date) shall not become effective unless and until each of the following conditions have been satisfied or waived by Buyer in writing:

6.1Conditions Precedent.

(a)on or before 180 days after the Effective Date, Seller shall have (i) obtained all Permits necessary for the development, design, engineering, construction, interconnection, ownership and operation of the Project (as determined by Buyer in its reasonable discretion) and
(ii) provided to Buyer evidence of receipt of all such Permits;

(b)on or before 150 days after the Effective Date, Seller shall have entered into the EPC Contract, in a form approved by Buyer; and

(c)on or before 120 days after the Effective Date, Seller shall have provided Buyer reasonable opportunity to review that certain engineering, procurement and construction agreement for Seller’s Biogas production facilities to be located at the Prince William Landfill.

(each, a “Condition Precedent”).

6.2Satisfaction of Conditions Precedent. Promptly upon satisfaction of each Condition Precedent set forth in Section 6.1, Seller shall notify Buyer of such satisfaction. Satisfaction of each Condition Precedent can be waived only by Buyer upon notice to Seller.

ARTICLE 7 CONDITIONS TO CLOSING

7.1Conditions to Obligations of Buyer. The obligations of Buyer hereunder to purchase the Purchased Assets and to assume and pay, perform and discharge the Assumed

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Liabilities are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Buyer in its sole discretion):

(a)Representations and Warranties. (i) The representations and warranties of the Seller contained herein (except for the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3 and Section 3.21) shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect”, “Project Material Adverse Effect” or similar materiality qualifications set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to “materiality”, “Project Material Adverse Effect” or similar materiality qualifications set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Project Material Adverse Effect, and (ii) the representations and warranties of the Seller contained in Section 3.1, Section 3.2, Section 3.3 and Section 3.21 shall be true and correct at and as of the Closing as if made at and as of such time, except where the failure of any such representation or warranty to be true and correct would be de minimis.

(b)Performance. Seller shall have performed and complied with, in all material respects: (i) the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing (including achieving Mechanical Completion, Substantial Completion and Final Completion of the Project in accordance with the EPC Contract and this Agreement), (ii) Seller has issued, and Buyer has accepted, the Certificate of Mechanical Completion, Certificate of Substantial Completion, and Certificate of Final Completion in accordance with the terms of this Agreement.

(c)Officer’s Certificate. Seller shall have delivered to Buyer a certificate, dated the Closing Date and executed by an officer of Seller, reasonably satisfactory in form and substance to Buyer, attesting to the matters set forth in Sections 7.1(a) and 7.1(b) above.

(d)Secretary’s Certificate. Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or equivalent governing body of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(e)Signature Certification. Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the other documents to be delivered hereunder and thereunder.

(f)Regulatory Approval. Buyer shall have received from the SCC, on or before SCC Approval Deadline, and any other Governmental Authorities, by the Closing Date, final, non-appealable approvals and orders, as applicable, pertaining to Buyer’s acquisition of the Purchased Assets and entry into the Project Agreements, including allowing for the inclusion in

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Buyer’s rate base of the full amount paid under this Agreement and all Project costs incurred or expected to be incurred pursuant to the Project Agreements or otherwise in connection with the acquisition, development, construction and operation of the Project, plus all of Buyer’s transaction costs (including Taxes), in each case in form and substance satisfactory to Buyer in its sole discretion.

(g)Orders and Laws; Litigation. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Project Agreements, or any pending litigation or other proceeding seeking any such relief with respect to the Project, the Purchased Assets, the Real Property or this Agreement or any of the other Project Agreements.

(h)Permits. Seller shall have received, in final, non-appealable form reasonably acceptable to Buyer, all of the Major Permits.

(i)No Material Adverse Change with Respect to Seller. No material adverse change in the financial condition or business and operations of Seller shall have occurred and be continuing.

(j)No Project Material Adverse Effect. No Project Material Adverse Effect shall have occurred and be continuing.

(k)EPC Contract. The EPC Contract shall be in full force and effect and all conditions specified in the EPC Contract that must be satisfied prior to the issuance by Buyer of a Notice to Proceed shall have been satisfied or waived, and there shall not be any circumstance or event that has occurred which would constitute a breach or event of default by EPC Contractor under the EPC Contract or any circumstance which would otherwise prevent the timely issuance of the Notice to Proceed thereunder.

(l)Real Property. Seller shall have (i) entered into Easement Agreements with respect to the entirety of the Site granting, in Buyer’s judgment, real property rights in and to the Site sufficient for the construction, ownership and operation of the Project, (ii) obtained the Landowner Consents and any other consents required pursuant to Section 3.5 of the Seller Disclosure Schedule, duly executed and, if required by Buyer, acknowledged by each Landowner and in form appropriate for recording in the appropriate real property records, (iii) obtained the Non-Disturbance Agreements, duly executed and acknowledged by the applicable mortgage or Lien holders and in form appropriate for recording in the appropriate real property records, and
(iv) obtained the Estoppel Agreements, duly executed by each Landowner, in each case in form and substance reasonably satisfactory to Buyer, and neither Buyer nor Seller shall have received any notice from a landowner as to any change in fact or circumstances that would render invalid the estoppel provisions contained within the Estoppel Agreement.

(m)Real Property Diligence. Buyer shall have completed its diligence of all Real Property that Seller proposes to include within the Purchased Assets and shall, in its sole discretion, be satisfied with the results of such due diligence investigation.

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(n)Consents and Approvals. The Seller’s Required Consents shall have been made, given or obtained and shall be in full force and effect, in each case in form and substance satisfactory to Buyer.

(o)Title Insurance. Seller shall have delivered (i) to Buyer a final title report and an irrevocable commitment of the Title Company, dated as of the Closing Date, with respect to the entirety of the Real Property comprising the Site, to issue Buyer’s Title Policy in form and substance satisfactory to Buyer, and shall have determined that the Site is not subject to Material Title Defect and (ii) to the Title Company such affidavits and indemnities, including an owner’s affidavit and gap indemnity if and as required by the Title Company, to permit the Title Company to issue the Buyer’s Title Policy at Closing.

(p)FIRPTA Certificate. Seller shall have delivered to the Buyer a certificate substantially in the form of Exhibit I hereto.

(q)Assignment of Warranties. Seller shall have assigned all warranties and performance guaranties in the EPC Contract to Buyer and shall have caused the EPC Contractor to deliver to Buyer: (1) an estoppel and consent to assignment of warranties in form and substance substantially similar to Exhibit J, and (2) a written release discharging the Seller of any claims or liabilities under the EPC Contract.

(r)Credit Support. Seller shall have delivered to Buyer duly executed originals, dated as of the Closing Date, of (i) the Parent Guaranty and (ii) the Letter of Credit, pursuant to the Interconnect Agreement.

(s)Exhibits; Schedules. Seller shall have completed and provided Exhibits B, C, D, E, O, P, and Q and Schedule B to this Agreement to Buyer in form and substance substantially similar to those attached hereto as of the Effective Date.

(t)EPC Contract. The EPC Contract, substantially in the form of Exhibit B, shall be executed and effective.

7.2Conditions to Obligations of Seller. The obligations of Seller hereunder to sell the Purchased Assets are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

(a)Representations and Warranties. (i) The representations and warranties of the Buyer contained herein (except for the representations and warranties contained in Section 4.1, Section 4.2 and Section 4.7) shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect”, “Project Material Adverse Effect” or similar materiality qualifications set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to “materiality”, “Project Material Adverse Effect” or similar materiality qualifications set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Project Material Adverse Effect, and (ii) the representations and warranties of the Buyer contained in Section 4.1, Section 4.2 and Section 4.7 shall be true and

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correct at and as of the Closing as if made at and as of such time, except where the failure of any such representation or warranty to be true and correct would be de minimis.

(b)Performance. Buyer shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

(c)Officer’s Certificate. Buyer shall have delivered to Seller a certificate, dated the Closing Date and executed by an officer of Buyer, reasonably satisfactory in form and substance to Seller, attesting to the matters set forth in Sections 7.2(a) and 7.2(b) above.

(d)Secretary’s Certificate. Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or equivalent governing body of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(e)Signature Certification. Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder and thereunder.

(f)Orders and Laws; Litigation. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, or any pending litigation or other proceeding seeking any such relief with respect to the Project, the Purchased Assets, the Real Property or this Agreement.

(g)Consents and Approvals. The Buyer’s Required Consents shall have been made, given, or obtained and shall be in full force and effect, in each case in form and substance satisfactory to Seller.

ARTICLE 8 TAX MATTERS

8.1Straddle Period. When it is necessary under this Agreement to allocate Taxes, other than Transfer Taxes, between a taxable period ending on or before the Closing Date and a taxable period beginning after the Closing Date (a “Straddle Period”), ad valorem, property or other similar Taxes shall be allocated based on a prorated daily basis, Taxes imposed on transactions shall be allocated to the date of the transaction giving rise to the Tax and all other Taxes shall be allocated based on an interim closing of the books as of the end of the Closing Date.

8.2Cooperation. Buyer and Seller shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by any Party, in connection with the filing of Tax Returns with respect to taxable periods beginning on or prior to the Closing Date and Straddle Periods and any audit or other proceeding in respect of Taxes

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relating the ownership or operation of the Purchased Assets (each a “Tax Proceeding”) with respect to such Tax Returns. Such cooperation shall include the retention and (upon a Party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. For the avoidance of doubt, nothing in this Section 8.2 shall require Buyer, Seller or their respective Affiliates to make available Tax Returns (or supporting documentation) relating to income or similar Taxes.

8.3Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Seller, and Seller, unless otherwise required by applicable Law, at its own expense, shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. If required by applicable Law, Buyer shall join in the execution of any such Tax Returns or other documentation. Buyer and Seller shall reasonably cooperate with each other to minimize any Transfer Taxes (including any sales and use Taxes incurred by Buyer) in respect of the transactions contemplated by this Agreement (including taking all reasonable steps necessary to obtain or qualify for any available exemptions from such Taxes). Any Transfer Taxes paid by Buyer shall be promptly reimbursed to Buyer by Seller upon Buyer’s provision to Seller of proof of payment of such Transfer Taxes.

ARTICLE 9 CERTAIN LIMITATIONS

9.1NO OTHER REPRESENTATIONS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IT IS THE EXPRESS INTENT OF EACH PARTY HERETO THAT NEITHER PARTY IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 AND ARTICLE 4, OR IN ANY CERTIFICATE DELIVERED HEREUNDER, AND THAT, EXCEPT FOR SUCH EXPRESS REPRESENTATIONS AND WARRANTIES, BUYER IS ACQUIRING THE PURCHASED ASSETS “AS IS” AND “WHERE IS.” WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER HEREBY EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO CONDITION, MERCHANTABILITY OR SUITABILITY FOR ANY PARTICULAR PURPOSE AS TO ANY OF THE PURCHASED ASSETS AND SELLER MAKES NO REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE PURCHASED ASSETS OR THE PROJECT.

9.2WAIVER OF DAMAGES. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN THIS AGREEMENT, EXCEPT TO THE EXTENT AN INDEMNIFIED PARTY MAY HAVE INCURRED LIABILITY TO A PERSON NOT A PARTY TO THIS AGREEMENT AND NOT AN AFFILIATE OF THE INDEMNIFIED PARTY, SELLER AND BUYER AGREE THAT (I) THE RECOVERY BY EITHER PARTY OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH BY THE OTHER PARTY OF ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY OF ITS OBLIGATIONS HEREUNDER AND (II) IN NO EVENT

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SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION AND THE LIKE), WHETHER BY STATUTE, IN TORT OR UNDER CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE, EXCEPT IN THE CASE OF CLAUSE (II) ABOVE TO THE EXTENT OF ANY ENVIRONMENTAL LIABILITIES ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFYING PARTY.

ARTICLE 10 INDEMNIFICATION

10.1Indemnification by Seller.

(a)From and after the Closing, subject to the other terms and limitations in this Agreement, Seller hereby agrees to indemnify and hold harmless Buyer and its Affiliates, and their respective directors, officers, partners, members, employees, consultants, agents, advisors, successors and assigns (collectively, the “Buyer Indemnified Parties”), from and against any and all Losses asserted against or incurred by any of the Buyer Indemnified Parties (i) for any breach of Seller’s representations or warranties made in this Agreement; (ii) for any breach of the covenants or obligations of Seller or its Affiliates under this Agreement; and (iii) in respect of the Excluded Assets and Retained Liabilities; provided, however, there shall be no obligation for the Seller to indemnify the Buyer Indemnified Parties for the Buyer Indemnified Parties’ proportionate share of any Losses resulting from or caused by its own negligent acts or omissions, fraud, or willful misconduct.

(b)Notwithstanding anything to the contrary contained herein, none of the Buyer Indemnified Parties shall be entitled to assert any right to indemnification under Section 10.1(a)(i) until the aggregate amount of all the Losses actually suffered by the Buyer Indemnified Parties exceeds ONE HUNDRED THOUSAND DOLLARS (U.S. $100,000.00) (the “Threshold Amount”) at which point Seller shall be liable for all such Losses (including the Threshold Amount); provided, however, that the Threshold Amount shall not apply to any indemnification obligation of Seller related to Taxes or to the Specified Representations made by Seller.

(c)Anything in this Agreement to the contrary notwithstanding, in no event shall Seller ever be required to indemnify Buyer or any of the other Buyer Indemnified Parties for Losses pursuant to Section 10.1(a)(i) in any amount exceeding, in the aggregate, the Purchase Price (the “Cap Amount”).

10.2Indemnification by Buyer.

(a)From and after the Closing, subject to the other terms and limitations in this Agreement, Buyer hereby agrees to indemnify and hold harmless Seller and its Affiliates, and their respective directors, officers, partners, members, employees, consultants, agents, advisors, successors and assigns (collectively, the “Seller Indemnified Parties”), from and against any and all Losses asserted against or incurred by any of the Seller Indemnified Parties (i) for any breach of Buyer’s representations or warranties made in this Agreement; (ii) for any breach of the

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covenants or obligations of Buyer under this Agreement; and (iii) in respect of the Assumed Liabilities; provided, however, there shall be no obligation for the Buyer to indemnify the Seller Indemnified Parties for the Seller Indemnified Parties’ proportionate share of any Losses resulting from or caused by its own negligent acts or omissions, fraud, or willful misconduct.

(b)Anything in this Agreement to the contrary notwithstanding, in no event shall Buyer ever be required to indemnify Seller or any of the other Seller Indemnified Parties for Losses pursuant to Section 10.2(a)(i) in any amount exceeding, in the aggregate, the Cap Amount.

10.3Indemnification Procedures.

(a)If a Buyer Indemnified Party or a Seller Indemnified Party (each, an “Indemnified Party”) believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article 10 (whether or not the amount of Losses relating thereto is then quantifiable), such Indemnified Party shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the party from which indemnification is sought (the “Indemnifying Party”) (i) if the event or occurrence giving rise to such claim for indemnification is, or relates to, a claim, suit, action or proceeding brought by a Person not a Party or affiliated with any such Party (a “Third Party”), within ten (10) Business Days following receipt of notice of such claim, suit, action or proceeding by such Indemnified Party or (ii) if the event or occurrence giving rise to such claim for indemnification is not, or does not relate to, a claim, suit, action or proceeding brought by a Third Party, within thirty
(30) days after the discovery by the Indemnified Party of the circumstances giving rise to such claim for indemnity. Each Claim Notice shall describe the claim in reasonable detail. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of liability hereunder except (and then only) to the extent that the defense of such Third Party claim, suit, action or proceeding is prejudiced by the failure to give such notice.

(b)Upon receipt by an Indemnifying Party of a Claim Notice in respect of an action or claim of a Third Party, the Indemnifying Party shall be entitled to (i) assume and have sole control over the defense of such action or claim at its sole cost and expense (subject to Section 10.3(c)) and with its own counsel if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, that the Indemnifying Party’s retention of counsel shall be subject to the written consent of the Indemnified Party if such counsel creates a conflict of interest under applicable standards of professional conduct or an unreasonable risk of disclosure of confidential information concerning an Indemnified Party, which consent shall not be unreasonably withheld, conditioned, or delayed; and
(ii) negotiate a settlement or compromise of such action or claim; provided, that (A) such settlement or compromise shall include a full and unconditional waiver and release by the Third Party of all Indemnified Parties (without any cost or liability of any nature whatsoever to such Indemnified Parties) and (B) any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed.

(c)If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel reasonably acceptable to the Indemnifying Party, at such Indemnified Party’s sole cost and expense.

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Notwithstanding the foregoing, if (i) a Third Party claim is primarily for non-monetary damages against the Indemnified Party or seeks an injunction or other equitable relief that, if granted, would reasonably be expected to be material to the Indemnified Party, (ii) the Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation of the Indemnifying Party and the Indemnified Party by the same counsel or the counsel selected by the Indemnifying Party inappropriate, or (iii) the Third Party claim is a criminal proceeding, then in each case the Indemnified Party may, upon notice to the Indemnifying Party, assume the exclusive right to defend, compromise and settle such Third Party Claim and the reasonable fees and expenses of the Indemnified Party’s separate counsel shall be borne by the Indemnifying Party to the extent the Third Party claim is indemnifiable hereunder. Notwithstanding anything to the contrary herein, for sake of clarity the parties agree that the foregoing provisions shall not be construed so as to permit the Indemnified Party to control or assume the defense of any action, lawsuit, proceeding, investigation, demand or other claim brought against the Indemnifying Party concurrently with or in a joint proceeding in respect of any Third Party claim that is the subject of an indemnification claim hereunder by the Indemnified Party.

(d)If, within thirty (30) days of receipt from an Indemnified Party of any Claim Notice with respect to a Third Party action or claim, the Indemnifying Party (i) advises such Indemnified Party in writing that the Indemnifying Party shall not elect to defend, settle or compromise such action or claim or (ii) fails to make such an election in writing, such Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim. Unless and until the Indemnifying Party makes an election in accordance with this Section 10.3 to defend, settle or compromise such action or claim, all of the Indemnified Party’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be indemnifiable Losses subject to indemnification hereunder to the extent provided herein and, if applicable, shall be borne by the Indemnifying Party and payable monthly or as legal bills are received by the Indemnified Party and tendered to the Indemnifying Party. Each Indemnified Party shall make available to the Indemnifying Party all information reasonably available to such Indemnified Party relating to such action or claim, except as may be prohibited by applicable Law. In addition, the Parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such action or claim. The Party in charge of the defense shall keep the other Parties fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.

10.4Survival and Time Limitation. Other than Sections 3.1 (Organization and Existence), 3.2 (Authority), 3.3 (Title and Related Matters), 3.10 (Real Property), 3.16 (Environmental Matters), 3.21 (Brokers), 4.1 (Organization and Existence), 4.2 (Authority), and
4.7 (Brokers) (collectively, the “Specified Representations”) which shall survive indefinitely, and Section 3.7 (Taxes), which shall survive until ninety (90) days after the expiration of the applicable statute of limitations (including extensions thereof) all other representations, warranties, covenants and agreements of the Parties contained in this Agreement (other than covenants and agreements which by their terms are to be performed after Closing, which shall survive until the date that is two (2) years after the last date that a Party is required to take any action or refrain from taking any action in accordance therewith) shall survive for a period of two (2) years after the Closing Date and there shall be no liabilities or obligations with respect thereto from and after such date; provided that any claim made or asserted by a Person within the applicable survival period shall

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continue to survive with respect to such claim until such claim is finally resolved and all obligations with respect thereto are fully satisfied.

10.5Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.1 or Section 7.2, as the case may be.

10.6Sole and Exclusive Remedy. Other than with respect to claims or causes of action arising from fraud, from and after the Closing, the indemnification provisions of this Article 10 shall be the sole and exclusive remedy of each Party (including the Seller Indemnified Parties and Buyer Indemnified Parties) (i) for any breach of the other Party’s representations or warranties contained in this Agreement; or (ii) otherwise with respect to this Agreement or the transactions contemplated hereby.

ARTICLE 11 TERMINATION AND REMEDIES

11.1Termination. Prior to the Closing this Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)by mutual written agreement of Seller and Buyer;

(b)by Seller, in the event that any Final Order or Law becomes effective restraining, enjoining, or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement; provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to Seller if the Final Order or Law was primarily due to the material breach by Seller hereof;

(c)by Buyer, in the event that any Final Order or Law becomes effective restraining, enjoining, or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the other Project Agreements; provided that the right to terminate this Agreement under this Section 11.1(c) shall not be available to Buyer if the Final Order or Law was primarily due to the material breach by the Buyer hereof;

(d)by Buyer, in the event that (i) Buyer shall have determined that Seller cannot satisfy its obligations under Section 5.1 and Section 5.2 so as to be able to make the representations contained in Section 3.10 at the Closing, (ii) Buyer shall have reasonably determined that the condition set forth in Section 7.1(o) is not capable of being satisfied prior to the Outside Date or
(iii) the conditions set forth in Section 7.1(f) are not satisfied, or Buyer shall have reasonably determined that the conditions set forth in Section 7.1(f) are not capable of being satisfied prior to the Outside Date;

(e)by Buyer, in the event the conditions precedent in Section 6.1 have not been satisfied or otherwise waived by Buyer;

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(f)by Buyer if the Closing shall not have occurred on or prior to the twelve
(12) month anniversary of the date of this Agreement (the “Outside Date”); provided that if on the Outside Date the condition to Closing set forth in Section 7.1(f) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied or waived (or shall be capable of being satisfied at the Closing), then the Outside Date shall be extended by an additional ninety (90) days; and provided further that Buyer is not then in material breach of any representation, warranty, covenant or other agreement contained herein; provided, however, that notwithstanding the foregoing, Buyer may elect (in its sole discretion) to extend the Outside Date by an additional twelve (12) months, provided that in no event shall the Outside Date be beyond the twenty-four
(24) month anniversary of the date of this Agreement, and provided further that if Buyer so elects, then the Outside Date shall be deemed to be twenty-four (24) months after the Effective Date for all purposes hereunder; or

(g)by Seller or Buyer, in the event of a breach or breaches hereof by the non- terminating Party which gives rise to, as applicable, either a Project Material Adverse Effect or a material and adverse effect on the ability of Seller to perform its obligations under this Agreement or any of the other Project Agreements (if Seller is the breaching Party) or a material and adverse effect on the ability of Buyer to perform its obligations under this Agreement or any of the other Project Agreements (if Buyer is the breaching Party) if such non-terminating Party fails to cure such breach within thirty (30) days following notification thereof by the terminating Party; provided that if, at the end of such thirty (30) day period, the non-terminating Party is endeavoring in good faith, and proceeding diligently, to cure such breach, the non-terminating Party shall have an additional thirty (30) days in which to effect such cure.

11.2Effect of Termination.

(a)If this Agreement is terminated as permitted by Section 11.1(a), Section 11.1(b), Section 11.1(c), Section 11.1(d) or Section 11.1(f), such termination shall be without liability of any Party to the other Parties, except liability for any breach of any representations, warranties, covenants or other agreements under this Agreement prior to such termination. If this Agreement is terminated as permitted by Section 11.1(g), the non-breaching Party shall have the right to pursue all remedies available to it, whether at law or in equity, or as otherwise provided for in this Agreement.

(b)If this Agreement is terminated by either Party pursuant to Section 11.1, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any Party. If this Agreement is terminated, this Agreement shall become null and void and of no further force and effect, except for the following provisions which shall survive such termination: Section 11.1 (Termination); this Section 11.2 (Effect of Termination) and Article 13 (Miscellaneous).

ARTICLE 12 CREDIT SUPPORT

Buyer shall not be required to provide any credit support in connection with this
Agreement.

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ARTICLE 13 MISCELLANEOUS

13.1Governing Law. All matters relating to or arising out of this Agreement or the transactions contemplated hereby (whether sounding in contract, tort or otherwise) will be governed by and construed in accordance with the Laws of the Commonwealth of Virginia, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the Commonwealth of Virginia.

13.2Consent to Jurisdiction; Waiver of Jury Trial. Each Party hereto irrevocably submits to the exclusive jurisdiction of any state or federal court located in Prince William County in the Commonwealth of Virginia for the purposes of any action or proceeding arising out of this Agreement or any transaction contemplated hereby, and agrees to commence any such action or proceeding only in such courts. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth herein shall be effective service of process for any such action or proceeding. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

13.3Specific Performance. The Parties agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Agreement, the continuation of which un-remedied will cause the aggrieved Party to suffer irreparable harm. Accordingly, the Parties agree that the Parties shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach or threatened breach of any of the provisions of this Agreement and to specific performance of their rights hereunder. This right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, the Parties would not have entered into this Agreement. The Parties agree that they will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the opposing Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The Parties shall not be required to provide any bond or other security in connection with any such order or injunction. The Parties also agree that the seeking of any remedies pursuant to this Section 13.3 shall not in any way constitute a waiver of any right to seek any other form of relief that may be available under this Agreement.

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13.4Notices.

(a)Unless this Agreement specifically requires otherwise, any notice, demand, consent or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if sent by certified or registered U.S. Mail, nationally recognized express courier service, e-mail, facsimile or some other mutually acceptable means and addressed to the respective Party at the address stated below:

If to Buyer, to:

Washington Gas Light Company 1000 Maine Avenue SW Washington, DC 20024
Attn: Senior Vice President Strategy & Innovation Telephone: [***]
Email: [***]
with a copy to:
Washington Gas Light Company 1000 Maine Avenue SW Washington, DC 20024
Attn: Senior Vice President & General Counsel Telephone: [***]
Email: [***]
Facsimile: [***]

and a copy to:

Baker Botts L.L.P. 30 Rockefeller Plaza
New York, NY 10112 Attn: Michael Didriksen Facsimile: (212) 259-2507

If to Seller, to:

Prince William RNG LLC
One North Lexington Avenue, Suite 1450 Attn: General Counsel
Telephone: 914-705-4000
Email: noticeofficer@opalfuels.com

(b)Effective Time. Notice given by personal delivery, mail or overnight courier pursuant to this Section 13.4 shall be effective upon physical receipt. Notice given by e-

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mail or facsimile pursuant to this Section 13.4 shall be effective as of (i) the date of confirmed delivery if delivered before 5:00 p.m. EST on any Business Day; or (ii) the next succeeding Business Day if confirmed delivery is after 5:00 p.m. EST on any Business Day or during any non- Business Day.

13.5Bulk Sales Act. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Retained Liabilities.

13.6Entire Agreement. This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof and contains the sole and entire agreement between the Parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, representations or warranties between the Parties other than those set forth herein.

13.7Expenses. Whether or not the transactions contemplated hereby are consummated, and except as provided in Section 8.3, each Party shall pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the other Project Agreements and the transactions contemplated hereby and thereby.

13.8Public Announcements. At all times prior to Closing, Seller and Buyer shall not issue or make any press releases or similar public announcements concerning the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. If either Party is unable to timely obtain the approval of its press release or similar public statement from the other Party and such press release or similar public statement is, in the opinion of legal counsel to such Party, required by Law or Order to discharge such Party’s obligations, then such Party may make or issue the legally required press release or similar public statement and promptly furnish the other Party with a copy thereof. Seller and Buyer shall also obtain the other Party’s prior approval of any press release to be issued immediately following the execution of this Agreement or the Closing announcing either the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

13.9Confidentiality. Except as otherwise provided in Section 13.8, the (i) terms of this Agreement (including the Exhibits attached hereto) and any agreement contemplated hereunder or entered into in connection with this Agreement (including, for the avoidance of doubt, the Project Agreements), and (ii) Books and Records, information, data, materials, reports and results shared, generated or acquired by or on behalf of either Party in connection with this Agreement, shall be governed by the confidentiality provisions of the Non-Disclosure Agreement, which provisions shall apply to this Agreement as if incorporated here, mutatis mutandis, and all such information in Clauses (i) and (ii) above shall be deemed “Confidential Information” for all purposes of the Non-Disclosure Agreement as incorporated herein. The obligations contained in this Section 13.9 shall survive for two years following the Closing, termination or abandonment of this Agreement.

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13.10Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Subject to the limitation in this Agreement, all remedies, either under this Agreement or by Law or otherwise afforded, shall be cumulative and not alternative.

13.11Amendment. This Agreement may not be amended, supplemented or modified except by an instrument or instruments in writing duly executed by each Party hereto.

13.12No Third Party Beneficiary. Except as specified in Article 10, which is also intended to benefit and to be enforceable by the Seller Indemnified Parties and Buyer Indemnified Parties, the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

13.13No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld or delayed, and any attempt to do so shall be void, except that notwithstanding anything to the contrary in this Section 13.13, the consent of the other Party is not required for the following actions: (i) any assignment or transfer by operation of Law and (ii) Buyer may assign any or all of its rights, interests and obligations hereunder to any financial institution providing purchase money or other financing to Buyer from time to time as collateral security for such financing upon written notice to Seller. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and assigns.

13.14Headings; Construction. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. This Agreement is the result of negotiations between, and has been reviewed by, the Parties and their respective legal counsel. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made, on the basis of which Party drafted this Agreement or any particular provision hereof or which Party supplied the form of agreement.

13.15Invalid Provisions; Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law in any jurisdiction, and if the rights or obligations of any Party hereto under this Agreement shall not be materially and adversely affected thereby, (i) such provision shall be fully severable as to such jurisdiction; (ii) this Agreement shall be construed and enforced for purposes of such jurisdiction as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible. To the extent permitted by applicable Laws, the

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Parties hereto hereby waive any provision of applicable Law which renders any provision hereof prohibited or unenforceable in any respect.

13.16Attorneys’ Fees. The prevailing Party in any legal proceeding brought under or to enforce this Agreement shall be entitled to recover court costs and reasonable attorneys’ fees from the non-prevailing Party.

13.17Counterparts. This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall constitute a duplicate original and all counterparts together shall constitute one and the same instrument. The Parties acknowledge and agree that any document or signature delivered by e-mail, facsimile, PDF, or other electronic transmission shall be deemed to be an original executed document for the purposes hereof and such execution and delivery shall be considered valid, binding and effective for all purposes.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

Prince William RNG LLC, as Seller

By:             Name:
Title:

Asset Purchase and Sale Agreement – Signature Page

WASHINGTON GAS LIGHT COMPANY, as Buyer

By:             Name:
Title:

Asset Purchase and Sale Agreement – Signature Page

Exhibit A – Pro-Forma Title Policy

[ ]

Exhibit B – EPC Contract

[ ]

Exhibit C – Major Permits

[ ]

Exhibit D – Drawing Showing Interconnect Ownership

[ ]

Exhibit E – Site Map

[ ]

Exhibit F – Form of Assignment

[ ]

Exhibit G – Form of Estoppel Certificate

[ ]

Exhibit H – Form of Non-Disturbance Agreement

[ ]

Exhibit I – Form of FIRPTA Certificate

[ ]

Exhibit J – Form of Estoppel and Consent to Assignment of Warranties

[ ]

Exhibit K-1 – NAESB Base Contract

[ ]

Exhibit K-2 – Transaction Confirmation

[ ]

Exhibit L – Applicable Laws Relating to the Project

[ ]

Exhibit M – EPC Contract Score Card

[ ]

Exhibit N – Technical Deliverables

[ ]

Exhibit O – Certificate of Mechanical Compliance

[ ]

Exhibit P – Certificate of Substantial Completion

[ ]

Exhibit Q – Certificate of Final Completion

[ ]

Exhibit R – Operator Qualification Plan

[ ]

Exhibit S – Safety and Environment Handbook

[ ]

Exhibit T – Operations and Maintenance Manual

[ ]

Exhibit U-1 – Fieldnote & As-Built Training Manual

[ ]

Exhibit U-2 – Washington Gas Pipeline Welding Manual

[ ]

Exhibit U-3 – Washington Gas Construction Specifications

[ ]

Exhibit U-4 – Washington Gas Coating Manual

[ ]

Exhibit U-5 – Washington Gas Pipeline Specifications

[ ]

Exhibit U-6 – Washington Gas Standard Drawings

[ ]

Exhibit U-7 – Washington Gas Process Design Criteria

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Exhibit V-1 – Letter of Credit

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Exhibit V-2 – Parent Guaranty

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Exhibit W – Interconnect Agreement

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Exhibit X – Form of Easement Agreement

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Schedule A – Buyer Disclosure Schedule

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Schedule B – Seller Disclosure Schedule

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